Filed Pursuant to Rule 424(b)(3)

Registration No. 333-258149

PROSPECTUS SUPPLEMENT NO. 12

(to prospectus dated August 6, 2021)

THE BEACHBODY COMPANY, INC.

243,320,841 SHARES OF COMMON STOCK

5,333,333 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK

15,333,333 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 6, 2021 (the “Prospectus”), related to (i) the offer and sale, from time to time, by the selling stockholders identified in the Prospectus, or their permitted transferees, of (a) an aggregate of 243,320,841 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of The Beachbody Company, Inc., a Delaware corporation (“we,” “us,” “our” and similar terms), and (b) 5,333,333 warrants to purchase Class A Common Stock at an exercise price of $11.50 per share (the “private placement warrants”) and (ii) the issuance by us of up to 15,333,333 shares of Class A Common Stock upon the exercise of outstanding public warrants (the “public warrants”) and private placement warrants (collectively, the “warrants”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on June 15, 2023, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 8, 2023, and Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on April 28, 2023 (collectively, the “Information”). Accordingly, we have attached the Information to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our shares of Class A Common Stock are listed on The New York Stock Exchange under the symbol “BODY.” On June 28, 2023, the closing sale price per share of our Class A Common Stock was $0.405. Our public warrants are listed on The New York Stock Exchange under the symbol “BODY WS.” On June 28, 2023, the closing sale price per warrant of our public warrants was $0.0367.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 11 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 29, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2023

The Beachbody Company, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39735	85-3222090
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Continental Blvd, Suite 400

El Segundo, California 90245

(Address of principal executive offices)

(310) 883-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of exchange on which registered
Class A common stock, par value $0.0001 per share	BODY	New York Stock Exchange
Redeemable warrants, each whole warrant exercisable for one Class A common stock at an exercise price of $11.50	BODY WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Chairman Appointment

On June 14, 2023, the board of directors (the “Board”) of The Beachbody Company, Inc. (the “Company”) voted, effective as of June 15, 2023 (the “Effective Time”), to increase the number of directors constituting the whole Board from eight to nine directors and to appoint, as of the Effective Time, Mark Goldston to serve as a member of the Board, filling the vacancy on the Board resulting from such increase. Mr. Goldston was also appointed to serve as Executive Chairman of the Board. Mr. Goldston also entered into the Company’s standard form of Indemnification Agreement. Mr. Goldston’s appointment as Executive Chairman replaces the service of Carl Daikeler, the Company’s co-founder and Chief Executive Officer, in his capacity as Chairman of the Board, and Mr. Daikeler will continue serving as the Company’s Chief Executive Officer and director.

Mark Goldston has served as a member of our Board since June 2023. Mr. Goldston has served as the Chairman, CEO and Founder of The Goldston Group, a venture capital and strategic advisory firm, since November 2013. Mr. Goldston also serves the General Partner of Athletic Propulsion Labs (APL), the luxury performance athletic footwear company, since March 2009 and as Co-Founder and General Partner of Javergo Partners, LLC, strategic advisory firm, since March 2020. Mr. Goldston also currently serves as a Board Member, Strategic Adviser, and Investor to TuneGO since March 2015 and a Strategic Adviser and Shareholder to Fresh Brothers since December 2015. He was also a Strategic Adviser and Shareholder for Vyng, Inc. from March 2016 to November 2022. From June 2018 to May 2021, he served as the Founding Member of the NFL Los Angeles Chargers Chairman’s Advisory Council. From November 2014 to January 2020, he was the Chairman of the Board of Revelar, Inc. From March 1999 to November 2013, Mr. Goldston served as the Chairman and CEO of both United Online and its predecessor company, NetZero. Mr. Goldston obtained a Masters of Management (MBA) from the Northwestern University - Kellogg School of Management and a Bachelor of Science in Business Administration (BSBA) from The Ohio State University. Mr. Goldston is a Life Member of the Northwestern University Kellogg School of Management Global Advisory Board and a member of the Ohio State University Fisher School of Business Dean’s Advisory Board. We believe Mr. Goldston is qualified to serve on our Board due to his extensive financial and leadership experience with public companies and fitness brands.

Goldston Employment Offer Letter

In connection with Mr. Goldston’s appointment as Executive Chairman, the Company and Mr. Goldston entered into an employment offer letter, dated as of June 15, 2023 (the “Offer Letter”), pursuant to which Mr. Goldston will commence employment as the Company’s Executive Chairman of the Board on June 15, 2023.

Mr. Goldston’s employment under the Offer Letter is “at-will”, and will continue until terminated in accordance with the Offer Letter.

In connection with entering into the Offer Letter, on Mr. Goldston’s start date, he will be granted a stock option under the Company’s 2023 Employment Inducement Incentive Award Plan (the “Inducement Plan”), covering an aggregate of 23,883,265 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Option”). The material terms and conditions of the Option are described below in the section titled, “Equity Award under Inducement Plan”. Mr. Goldston will not be eligible to receive an annual base salary, annual target bonus opportunity or health and welfare benefits.

The foregoing description of the Offer Letter is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

2023 Employee Inducement Incentive Award Plan

On June 14, 2023, the Board adopted the Inducement Plan. The Inducement Plan provides for the grant of non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents and other stock or cash-based awards to prospective employees, and contains terms and conditions intended to comply with the inducement award exception under the rules of the New York Stock Exchange (“NYSE”). The Board has reserved 23,883,265 shares of the Company’s common stock for issuance pursuant to awards granted under the Inducement Plan. In accordance with the NYSE Listed Company Manual Rule 303A.08, awards under the Inducement Plan may only be made to individuals not previously employed by the Company or individuals being rehired following a bona fide period of interruption of employment, as an inducement material to such individuals’ entering into employment with the Company. The terms of the Inducement Plan are otherwise substantially similar to the terms of the Company’s 2021 Incentive Award Plan.

The foregoing description of the Inducement Plan is qualified in its entirety by reference to the full text of the Inducement Plan, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Equity Award under Inducement Plan

In addition, the Compensation Committee of the Board approved the grant of the Option to Mr. Goldston, effective as of June 15, 2023. The Option covers an aggregate of 23,883,265 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”). Of this amount, 7,961,088 shares subject to the Option will vest based on continued service (the “Time-Vesting Shares”) and 15,922,177 shares will vest based on the attainment of applicable performance goals and continued service (the “Performance-Vesting Shares”).

The Option will be granted under the Inducement Plan; the material terms of the Option is described below.

Vesting Schedule. The Time-Vesting Shares will vest and become exercisable with respect to 25% of the Time-Vesting Shares subject to the Option on each of the first four anniversaries of June 15, 2023, subject to Mr. Goldston’s continued service through the applicable vesting date. The Performance-Vesting Shares will vest and become exercisable based on both (i) the achievement of pre-determined price per share goals; and (ii) Mr. Goldston’s continued service through the applicable vesting date.

A number of the Performance-Vesting Shares will become “earned” based on the achievement of applicable price per share goals (the “Price Per Share Goals”), as set forth in the following table. Any earned Performance-Vesting Shares will vest and become exercisable as of the later of (i) June 15, 2024 and (ii) the date on which the applicable Price Per share Goal is achieved, subject to Mr. Goldston’s continued service through such date.

Vesting Tranche	Price Per Share Goals	Number of Earned Performance-Vesting Shares
Tranche 1	$1.00	3,980,544
Tranche 2	$1.50	3,980,544
Tranche 3	$2.00	3,980,544
Tranche 4	$2.50	3,980,544

The share price is measured by averaging the Fair Market Value (as defined in the Inducement Plan) per share over any 30 consecutive trading-day period; however, upon a change in control, the share price generally will be determined based on the price per share paid by an acquiror (or, as applicable, the implied value per share) in the transaction (the “CIC Price”).

Change in Control. Upon a change in control, a number of Performance-Vesting Shares will become earned based on the CIC Price (and using straight-line interpolation for a CIC Price between two Price Per Share Goals), and will vest and become exercisable in full as of immediately prior to the change in control. Any Performance-Vesting Shares that have not become earned as of the change in control will convert into Time-Vesting Shares, and to the extent the Option is assumed by the acquiror in connection with the change in control, such Time-Vesting Shares will remain outstanding and eligible to vest and become exercisable on the later of (i) the first anniversary of the applicable grant date and (ii) immediately prior to the change in control, subject to continued service. To the extent the Option is not assumed by the acquiror in connection with the change in control, the Time-Vesting Units will vest and become exercisable in full as of immediately prior to the change in control.

Termination of Service. On a termination of Mr. Goldston’s service by the Company without “cause” or by Mr. Goldston for “good reason” (each, as defined in the award agreement), the Option will vest and become exercisable in full, subject to Mr. Goldston’s execution and non-revocation of a general release of claims in favor of the Company. If Mr. Goldston experiences a termination of service for any other reason, all shares subject to the Option that are not then-vested and exercisable in full (including any earned Performance-Vesting Shares) automatically will be forfeited and terminated as of the termination date without consideration.

The foregoing description of the Option is qualified in its entirety by reference to the full text of the award agreement, a copy of which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 8.01. Other Events.

Forfeiture Agreement

On June 15, 2023, the Company and Carl Daikeler entered into a forfeiture agreement (the “Forfeiture Agreement”), pursuant to which Mr. Daikeler voluntarily agreed to effect the forfeiture of an aggregate 8,000,000 shares of the Company’s common stock, comprised of 3,199,946 shares of Class A Common Stock and 4,800,054 shares of the Company’s Class X common stock, par value $0.0001 per share, as a part of a good faith effort to increase the financial attractiveness of the Company to current and future investors, for no consideration.

The foregoing description of the Forfeiture Agreement and the transaction contemplated thereby is qualified in its entirety by reference to the full text of the Forfeiture Agreement, a copy of which is filed as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1^	Offer Letter, dated as of June 15, 2023, by and between The Beachbody Company, Inc. and Mark Goldston

10.2^	The Beachbody Company, Inc. 2023 Employee Inducement Incentive Award Plan

10.3^	Option Agreement under 2023 Employee Inducement Incentive Award Plan, dated as of June 15, 2023, by and between The Beachbody Company, Inc. and Mark Goldston

10.4	Forfeiture Agreement, dated as of June 15, 2023, by and between The Beachbody Company, Inc. and Carl Daikeler

99.1	Press Release, dated June 15, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

^	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Beachbody Company, Inc. (Registrant)

Date: June 15, 2023	/s/ Marc Suidan
	Name:	Marc Suidan
	Title	Chief Financial Officer

Exhibit 10.1

VIA EMAIL

June 15, 2023

Mr. Mark Goldston

mark@athleticpropulsionlabs.com

Re:	Offer of Employment

Dear Mark:

On behalf of Beachbody, LLC (“Beachbody” or the “Company”), a wholly-owned subsidiary of The Beachbody Company, Inc. (“Parent”), I am pleased to offer you employment as Executive Chairman of the Board commencing on June 15, 2023, subject to approval from the Board of Directors of the Company (the “Board”) for this appointment (the “Start Date”).

During your employment period, you agree that you shall not be entitled to receive a base salary, benefits or bonus opportunity. You acknowledge and agree that the stock option grant (as detailed below) constitutes full payment of wages earned by you for your employment with the Company.

You will be granted one or more stock options to purchase an aggregate 23,883,265 shares of Parent’s Class A common stock (the “Stock Options”). The Stock Options will be non-qualified stock options and will have a per share exercise price equal to the fair market value of our Class A common stock on the date of grant. The Stock Options will be granted pursuant to and will be subject to the terms of Parent’s applicable equity plan (the “Plan”), and to the terms of one or more stock option agreements in forms prescribed by the Company, and will be granted as of the “Grant Date”, which shall be defined as the earliest 15th day of a calendar month to occur on or after your Start Date (unless the New York Stock Exchange is closed on such 15th of the month, in which case the Grant Date will be the first trading date following the 15th). The Stock Options will vest according to the vesting schedule detailed in the applicable option agreement. If your employment is terminated by Beachbody for Cause, any vested stock options will be immediately forfeited.

Concurrent with any termination of your employment from the Company, you agree to resign from the Board of Directors effective no later than your termination date.

“Cause” means: (i) your misconduct or intentional actions that has or is reasonably expected to have a material adverse economic effect on the Company; (ii) your acts or threats of violence in any manner affecting the Company’s reputation or otherwise connected to your employment in any way; (iii) your alcohol or substance abuse; (iv) your wrongful destruction of Company property; (v) any crime involving fraud, embezzlement, theft, conversion or dishonesty against the Company; or any conviction, or plea of guilty or nolo contendere, in a valid court of law for any other financial crime or felony; (vi) any act of fraud or personal dishonesty by you which relates to or involves the Company in any material way, including misrepresentation on your employment application or other materials provided in the course of seeking employment (or continued employment) at the Company; (vii) unauthorized disclosure by you of confidential information of the Company; (viii) your material violation of any written policy of the Company; or (ix) gross negligence of, or gross incompetence in, the performance of your duties for the Company as determined in good faith by the Board. For purposes of this definition, references to the “Company” includes the Company and its parent corporate, The Beachbody Company, Inc.

400 Continental Blvd., Suite 400, El Segundo, California 90245            (310) 883-9000

Mark Goldston

Offer of Employment

June 15, 2023

The Company shall indemnify you to the fullest extent allowed by law, in accordance with the terms of the Company’s Certificate of Incorporation and Bylaws, subject to the terms and conditions of the Company’s form of Indemnification Agreement for executive officers, attached hereto as Exhibit A. Further, the Company shall provide coverage for you under a satisfactory directors and officers liability insurance policy throughout your employment at Beachbody and thereafter. Coverage for you under such directors and officers liability insurance policy shall be reviewed for potential increase upon your request.

This offer of employment, and your continued employment at Beachbody, is contingent upon the satisfactory completion of reference/background checks. In addition, as a condition of employment, you will be required to execute a Confidentiality and Non-Solicitation Agreement and a Dispute Resolution Agreement.

This offer letter does not constitute an employment agreement for a specified term. Your employment with Beachbody, like our other employees, will be “at-will,” permitting you or Beachbody to terminate the employment relationship at any time, for any lawful reason, with or without Cause or prior notice. Your at-will status can only be modified in writing and signed by both you and the Chief Executive Officer. By your signature on this letter, you acknowledge, understand and agree that the employment relationship is at-will.

I am very excited about the contribution you will make to this exciting enterprise. If you share my enthusiasm and these terms and conditions are satisfactory to you, please acknowledge and accept this offer by signing this letter and returning it to Kathy Vrabeck, Chief Operating Officer, via email at kvrabeck@bodi.com on or before June 15, 2023.

Very truly yours,

Carl Daikeler

Chief Executive Officer

I hereby accept the Beachbody “at will” employment offer and confirm my compensation terms as described in this letter and understand that it does not constitute an employment contract.

Agreed to and accepted this 15th day of June, 2023

/s/ Mark Goldston

MARK GOLDSTON

400 Continental Blvd., Suite 400, El Segundo, California 90245      (310) 883-9000

Exhibit 10.2

THE BEACHBODY COMPANY, INC.

2023 EMPLOYMENT INDUCEMENT INCENTIVE AWARD PLAN

ARTICLE I.

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate Eligible Individuals who are expected to make important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.

ELIGIBILITY

Eligible Individuals are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.

ADMINISTRATION

The Plan is administered by the Administrator. The Administrator has authority to determine which Eligible Individuals receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award. The Board may abolish the Committee or re-vest in itself any previously delegated authority at any time; provided, however, that any action taken by the Board in connection with the administration of the Plan shall not be deemed approved by the Board unless such actions are approved by a majority of the Independent Directors. Notwithstanding anything to the contrary provided herein, Awards shall be approved by (a) the Committee comprised entirely of Independent Directors or (b) a majority of the Company’s Independent Directors.

ARTICLE IV.

STOCK AVAILABLE FOR AWARDS

4.1 Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be equal to the Overall Share Limit. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market, or treasury Shares.

4.2 Share Recycling. If all or any part of an Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised/settled or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards: (a) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (b) Shares purchased on the open market with the cash proceeds from the exercise of Options.

ARTICLE V.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1 General. The Administrator may grant Options or Stock Appreciation Rights to Eligible Individuals subject to the limitations in the Plan. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

5.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right.

5.3 Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines.

5.4 Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

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5.5 Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a) cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b) if there is a public market for Shares at the time of exercise, unless the Administrator otherwise determines, (i) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to pay the exercise price, or (ii) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c) to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(d) to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e) to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(f) to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

ARTICLE VI.

RESTRICTED STOCK; RESTRICTED STOCK UNITS; DIVIDEND EQUIVALENTS

6.1 General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Eligible Individual, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Eligible Individuals Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement.

6.2 Restricted Stock.

(a) Dividends. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to a Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.

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(b) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

6.3 Restricted Stock Units.

(a) Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b) Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

ARTICLE VII.

OTHER STOCK OR CASH BASED AWARDS; DIVIDEND EQUIVALENTS

7.1 Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines.

7.2 Dividend Equivalents. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only be paid out to a Participant to the extent that the vesting conditions are subsequently satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable, unless determined otherwise by the Administrator or unless deferred in a manner intended to comply with Section 409A..

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ARTICLE VIII.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK

AND CERTAIN OTHER EVENTS

8.1 Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2 Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;

(e) To replace such Award with other rights or property selected by the Administrator; and/or

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(f) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3 Effect of Non-Assumption in a Change in Control. Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Awards shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse, in which case, such Awards shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Awards and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which a Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

8.4 Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the Share price, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

8.5 General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

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ARTICLE IX.

GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1 Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain Designated Beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2 Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. The Award Agreement will contain the terms and conditions applicable to an Award. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4 Termination of Status. The Administrator will determine how an authorized leave of absence or any other change or purported change in a Participant’s Eligible Individual status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5 Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. In the absence of a contrary determination by the Company (or, with respect to withholding pursuant to clause (ii) below with respect to Awards held by individuals subject to Section 16 of the Exchange Act, a contrary determination by the Administrator), all tax withholding obligations will be calculated based on the minimum applicable statutory withholding rates. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a Fair Market Value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America). If any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

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9.6 Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type and changing the exercise or settlement date. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may, without the approval of the stockholders of the Company, reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.

9.7 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8 Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9 Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

9.10 Actions Required Upon Grant of Award. Promptly following the grant of an Award, the Company shall, in accordance with New York Stock Exchange Rule 303A.08, (a) issue a press release disclosing the material terms of the Award, including the recipient(s) of the Award and the number of Shares involved and (b) provide any required written notice to the New York Stock Exchange of the grant.

9.11 Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5 above: (i) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (ii) such Shares may be sold as part of a block trade with other Participants in the Plan in which all Participants receive an average price; (iii) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (v) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (vi) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

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ARTICLE X.

MISCELLANEOUS

10.1 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate their respective relationships with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.

10.2 No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3 Effective Date; Term of Plan; Stockholder Approval Not Required.

(a) Effective Date; Term. The Plan shall be effective on the date approved by the Board. The Plan shall remain in effect until terminated by the Administrator. Awards previously granted may extend beyond that date in accordance with the Plan.

(b) Stockholder Approval Not Required. It is expressly intended that approval of the Company’s stockholders not be required as a condition of the effectiveness of the Plan, and the Plan’s provisions shall be interpreted in a manner consistent with such intent for all purposes. Specifically, (a) New York Stock Exchange Rule 303A.08 generally requires stockholder approval for equity-compensation plans adopted by companies whose securities are listed on the New York Stock Exchange, and (b) Nasdaq Stock Market Rule 5635(c) generally requires stockholder approval for stock option plans or other equity compensation arrangements adopted by companies whose securities are listed on the Nasdaq Stock Market pursuant to which stock awards or stock may be acquired by officers, directors, employees or consultants of such companies. New York Stock Exchange Rule 303A.08 and Nasdaq Stock Market Rule 5635(c)(4) each provides an exemption in certain circumstances for “employment inducement” awards (within the meaning of New York Stock Exchange Rule 303A.08 and Nasdaq Stock Market Rule 5635(c)(4)). Notwithstanding anything to the contrary herein, (w) if the Company’s securities are traded on the New York Stock Exchange, then Awards under the Plan may only be made to employees who are being hired by the Company or a Subsidiary, or being rehired following a bona fide period of interruption of employment by the Company or a Subsidiary and (x) if the Company’s securities are traded on the Nasdaq Stock Market, then Awards under the Plan may only be made to employees who have not previously been an employee or director of the Company or a Subsidiary, or following a bona fide period of non-employment by the Company or a Subsidiary, in each case as an inducement material to the employee’s entering into employment with the Company or a Subsidiary. Accordingly, pursuant to New York Stock Exchange Rule 303A.08 and Nasdaq Stock Market Rule 5635(c)(4), the issuance of Awards and the Shares of Common Stock issuable upon exercise, vesting or settlement of such Awards pursuant to the Plan are not subject to the approval of the Company’s stockholders.

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10.4 Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5 Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6 Section 409A.

(a) General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b) Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Eligible Individual relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Eligible Individual relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made. Furthermore, notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.

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10.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8 Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security number, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company and its Subsidiaries hold regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

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10.10 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

10.12 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13 Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder), as and to the extent set forth in such claw-back policy or the Award Agreement.

10.14 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

ARTICLE XI.

DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

11.1 “Administrator” means the Committee, unless the Board has assumed authority for administration of the Plan generally in accordance with Article III of the Plan.

11.2 “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

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11.3 “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.

11.4 “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.5 “Board” means the Board of Directors of the Company.

11.6 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof (a “Non-Transactional Change in Control”); or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

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(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.7 “Class A Common Stock” means the Class A common stock of the Company, par value of $0.0001 per share.

11.8 “Class X Common Stock” means the Class X common stock of the Company, par value of $0.0001 per share.

11.9 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.10 “Committee” means the Compensation Committee of the Board comprised of two or more Directors, each of whom qualifies as an Independent Director.

11.11 “Common Stock” means the Class A Common Stock or the Class X Common Stock of the Company.

11.12 “Company” means The Beachbody Company, Inc., a Delaware corporation, or any successor.

11.13 “Consultant” means any consultant or advisor, engaged by the Company or any of its Subsidiaries to render services to such entity, who qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statement.

11.14 “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.15 “Director” means a Board member.

11.16 “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

14

11.17 “Eligible Individual” means any prospective Employee who is commencing employment with the Company or any Subsidiary, or is being rehired following a bona fide period interruption of employment by the Company or any Subsidiary, if he or she is granted an Award in connection with his or her commencement of employment with the Company or any Subsidiary and such grant is an inducement material to his or her entering into employment with the Company or any Subsidiary (within the meaning of New York Stock Exchange Rule 303A.08 or any successor rule, if the Company’s securities are traded on the New York Stock Exchange, and/or the applicable requirements of any other established stock exchange on which the Company’s securities are traded, as applicable, as such rules and requirements may be amended from time to time). Notwithstanding the foregoing, if the Company’s securities are traded on the Nasdaq Stock Market, an “Eligible Individual” shall not include any prospective Employee who has previously been an employee or director of the Company unless following a bona fide period of non-employment by the Company or any Subsidiary. The Administrator may in its discretion adopt procedures from time to time to ensure that a prospective Employee is eligible to participate in the Plan prior to the granting of any Awards to such individual under the Plan (including without limitation a requirement that each such prospective employee certify to the Company prior to the receipt of an Award under the Plan that he or she has not been previously employed by the Company or any Subsidiary, or if previously employed, has had a bona fide period of interruption of employment, and that the grant of Awards under the Plan is an inducement material to his or her agreement to enter into employment with the Company or any Subsidiary).

11.18 “Employee” means any employee of the Company or its Subsidiaries.

11.19 “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.20 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.21 “Fair Market Value” means, as of any date, the value of a Share of Common Stock determined as follows: (a) if the Class A Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Class A Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Class A Common Stock, the Administrator will determine the Fair Market Value in its discretion.

11.22 “Independent Director” means a director of the Company who is not an Employee and who qualifies as “independent” within the meaning of New York Stock Exchange Rule 303A.02, or any successor rule, if the Company’s securities are traded on the New York Stock Exchange, and/or the applicable requirements of any other established stock exchange on which the Company’s securities are traded, as applicable, as such rules and requirements may be amended from time to time.

11.23 “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an “incentive stock option” as defined in Section 422 of the Code.

15

11.24 “Option” means an option to purchase Shares, which will be a Non-Qualified Stock Option. Any Option granted under the Plan shall be only a Non-Qualified Stock Option.

11.25 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

11.26 “Overall Share Limit” means 23,883,265 Shares.

11.27 “Participant” means any Eligible Individual who has been granted an Award.

11.28 “Performance Criteria” means the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.

11.29 “Plan” means this 2023 Employment Inducement Incentive Award Plan.

11.30 “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.31 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.32 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.33 “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

16

11.34 “Securities Act” means the Securities Act of 1933, as amended.

11.35 “Service Provider” means an Employee, Consultant or Director.

11.36 “Shares” means shares of Common Stock.

11.37 “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.38 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.39 “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

17

Exhibit 10.3

THE BEACHBODY COMPANY, INC.

2023 EMPLOYMENT INDUCEMENT INCENTIVE AWARD PLAN

STOCK OPTION INDUCEMENT GRANT NOTICE

The Beachbody Company, Inc., a Delaware corporation (the “Company”) has granted to the participant listed below (“Participant”) the stock option (the “Option”) described in this Stock Option Inducement Grant Notice (the “Grant Notice”), subject to the terms and conditions of The Beachbody Company, Inc. 2023 Employment Inducement Incentive Award Plan (as amended from time to time, the “Plan”) and the Stock Option Agreement attached hereto as Exhibit A and certain vesting terms set forth in the attached Exhibit B (Exhibits A and B, collectively, the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	Mark Goldston

Grant Date:	June 15, 2023

Exercise Price per Share:	$0.4403

Shares Subject to the Option:	23,883,265 shares of Class A Common Stock

“Time-Vesting Shares”:	7,961,088

Performance and Time-Vesting Shares (“Performance-Vesting Shares”):	15,922,177

Expiration Date:	June 14, 2033

Vesting Commencement Date:	June 15, 2023

Type of Option	Non-Qualified Stock Option

Vesting Schedule:	The Time-Vesting Shares will vest and become exercisable as to 25% of the Time-Vesting Shares on each of the first four anniversaries of the Vesting Commencement Date, subject to the Participant’s continued service through the applicable vesting date.

The Performance-Vesting Shares will vest and become exercisable as set forth on Exhibit B hereto.

1

By accepting (whether in writing, electronically or otherwise) the Option, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

THE BEACHBODY COMPANY, INC.	PARTICIPANT

By: /s/ Kathy Vrabeck	/s/ Mark Goldston
Name: Kathy Vrabeck	Mark Goldston
Title: Chief Operating Officer

2

Exhibit A

STOCK OPTION AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.

GENERAL

1.1 Grant of Option. The Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the “Grant Date”). The Option is intended to constitute an “employment inducement award” under New York Stock Exchange (“NYSE”) Rule 303A.08, and consequently is intended to be exempt from the NYSE rules regarding stockholder approval of stock option plans or other equity compensation arrangements. This Agreement and the terms and conditions of the Option shall be interpreted in accordance and consistent with such exemption.

1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

ARTICLE II.

VESTING; PERIOD OF EXERCISABILITY

2.1 General Vesting; Exercisability. The Option will vest and become exercisable according to the vesting schedule in the Grant Notice and Exhibit B (the “Vesting Schedule”) except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has accumulated. Any portion of the Performance-Vesting Shares that remain outstanding and are not Earned Performance-Vesting Shares (as defined in Exhibit B) as of the close of business on the Expiration Date set forth in the Grant Notice (the “Expiration Date”) automatically will be forfeited and terminated at the close of business on the Expiration Date without consideration therefor.

2.2 Change in Control. If (i) a Change in Control occurs, (ii) Participant remains in continued service until at least immediately prior to the Change in Control, and (iii) some or all Shares subject to the Option remain unvested as of immediately prior to such Change in Control, then:

(a) (x) the Performance-Vesting Shares will become Earned Performance-Vesting Shares based on the CIC Price (as defined in Exhibit B) (or, with respect to a Non-Transactional Change in Control, the Price Per Share (as defined in Exhibit B) as of the Change in Control date); provided, that, if the CIC Price (or, with respect to a Non-Transactional Change in Control, the Price Per Share as of the Change in Control date) falls between two Price Per Share Goals, then the number of Performance-Vesting Shares that become Earned Performance-Vesting Shares shall be determined using straight line interpolation between the Price Per Share Goals between which such price falls, and (y) such Earned Performance-Vesting Shares will become vested and exercisable as of immediately prior to the Change in Control;

(b) any Performance-Vesting Shares that have not become Earned Performance-Vesting Shares as of (or in connection with) the Change in Control will convert into Time-Vesting Shares and (x) to the extent the Option is Assumed in connection with such Change in Control, the Time-Vesting Shares will remain outstanding and eligible to vest and become exercisable on the first anniversary of the Grant Date, subject to Participant’s continued service through such date (or as otherwise set forth in Section 2.3(a) below) or, to the extent such Change in Control occurs after the first anniversary of the Grant Date, such Time-Vesting Shares shall vest and become exercisable in full as of immediately prior to such Change in Control; or (y) to the extent the Option is not Assumed in connection with such Change in Control, the Time-Vesting Shares shall vest and become exercisable in full as of immediately prior to such Change in Control.

2.3 Termination of Service.

(a) If Participant experiences a Qualifying Termination at any time, the then-outstanding portion of the Option shall vest and become exercisable in full, subject to and conditioned upon Participant’s timely execution, delivery and non-revocation of a general release of claims in a form prescribed by the Company.

(a) If Participant experiences a termination of service for any reason not described in Section 2.3(a) above, any portion of the Option that has not become vested on or prior to the date of such termination of service (including any Earned Performance-Vesting Shares) automatically will be forfeited and terminated as of the termination date without consideration therefor

2.4 Duration of Exercisability. The Vesting Schedule is cumulative. Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires. The Option will be forfeited immediately upon its expiration.

2.5 Expiration of Option. The Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:

(a) The Expiration Date; provided, however, such Expiration Date may be extended pursuant to Section 5.3 of the Plan;

(b) Unless the Administrator otherwise approves a longer period, the expiration of three years from the date of Participant’s Termination of Service (except as set forth in subclause (c) or (d) below);

(c) Except as the Administrator may otherwise approve, Participant’s Termination of Service for Cause (except as set forth in subclause (d) below); and

(d) If a Change in Control has occurred and the Option is Assumed in connection therewith, the Expiration Date; provided, however, such Expiration Date may be extended pursuant to Section 5.3 of the Plan.

2.6 Certain Definitions.

(a) “Assumed” means that an Assumption occurs with respect to the Option in connection with a Change in Control.

(b) “Cause” means (i) Participant’s misconduct or intentional actions that has or is reasonably expected to have a material adverse economic effect on the Company; (ii) acts or threats of violence by Participant in any manner affecting the Company’s reputation or otherwise connected to Participant’s employment in any way; (iii) alcohol or substance abuse by Participant; (iv) Participant’s wrongful destruction of Company property; (v) any crime involving fraud, embezzlement, theft, conversion or dishonesty against the Company; or any conviction, or plea of guilty or nolo contendere, in a valid court of law for any other financial crime or felony; (vi) any act of fraud or personal dishonesty by Participant which relates to or involves the Company in any material way, including misrepresentation on Participant’s employment application or other materials provided in the course of seeking employment (or continued employment) at the Company; (vii) unauthorized disclosure by Participant of confidential information of the Company; (viii) material violation by Participant of any written policy of the Company; or (ix) gross negligence of, or gross incompetence in, the performance of Participant’s duties for the Company as determined in good faith by the Board. For purposes of this definition, references to the “Company” includes the Company and its Subsidiaries.

(c) “Good Reason” means (i) a material breach of this Agreement by the Company; (ii) without Participant’s approval, the relocation of the location where Participant works of more than 100 miles; (iii) the Company (or its successor or acquirer) ceasing to be a publicly-traded entity following a Change in Control; or (iv) a material diminution in Participant’s titles, duties, authority, or responsibilities. With respect to the acts or omissions set forth in this paragraph, (A) Participant shall provide the Board, within 45 days after the date of the occurrence of any event that Participant knows or should reasonably know to constitute Good Reason, with a written notice specifying in detail the basis for the termination of service for Good Reason and the provision(s) under this definition on which such termination is based, (B) the Company and its Subsidiaries shall have 30 days to cure the matters specified in the notice delivered, and (C) if uncured, Participant must terminate Participant’s service with the Company and its Subsidiaries in writing within 90 days thereafter in order for such termination to be considered to be for Good Reason.

(d) “Non-Transactional Change in Control” means a Change in Control that occurs solely pursuant to Section 11.6(b) of the Plan.

(e) “Qualifying Termination” means a termination of Participant’s service with the Company and its Subsidiaries by the Company (or an applicable Subsidiary) without Cause or by Participant for Good Reason.

ARTICLE III.

EXERCISE OF OPTION

3.1 Person Eligible to Exercise. During Participant’s lifetime, only Participant may exercise the Option. After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s Designated Beneficiary as provided in the Plan.

3.2 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.

3.3 Tax Withholding; Exercise Price.

(a) Subject to Sections 3.3(b) and 3.3(c), payment of the exercise price and withholding tax obligations with respect to the Option may be by any of the following, or a combination thereof, as determined by the Company:

(i) Cash or check;

(ii) In whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Option creating the tax obligation, valued at their Fair Market Value on the date of delivery; or

(iii) In whole or in part by the Company withholding of Shares otherwise issuable upon exercise of this Option.

(b) Unless the Company otherwise determines, and subject to Section 9.11 of the Plan, payment of the exercise price and withholding tax obligations with respect to the Option shall be by delivery (including electronically or telephonically to the extent permitted by the Company) by Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company that Participant has placed a market sell order with such broker with respect to Shares then-issuable upon exercise of the Option, and that the broker has been directed to deliver promptly to the Company funds sufficient to satisfy the applicable exercise price and tax withholding obligations; provided, that payment of such proceeds is then made to the Company at such time as may be required by the Administrator.

(c) Subject to Section 9.5 of the Plan, the applicable tax withholding obligation will be determined based on Participant’s Applicable Withholding Rate. Participant’s “Applicable Withholding Rate” shall mean the greater of (i) the minimum applicable statutory tax withholding rate or (ii) with Participant’s consent, the maximum individual tax withholding rate permitted under the rules of the applicable taxing authority for tax withholding attributable to the underlying transaction; provided, however, that (A) in no event shall Participant’s Applicable Withholding Rate exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America); and (B) the number of Shares tendered or withheld, if applicable, shall be rounded up to the nearest whole Share sufficient to cover the applicable tax withholding obligation, to the extent rounding up to the nearest whole Share does not result in the liability classification of the Option under generally accepted accounting principles.

(d) Participant acknowledges that Participant is ultimately liable and responsible for the exercise price and all taxes owed in connection with the Option (and, with respect to taxes, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Option). Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.

(e) Notwithstanding the generality of the foregoing, if any taxes, penalties or interest become payable by Participant with respect to the Option other than (i) federal, state or local income taxes and/or employment taxes generally applicable in connection with the exercise of stock options, (ii) capital gains taxes associated with the disposition of any Shares underlying the Option and/or (iii) taxes imposed under or by operation of Code Section 4999 (any such additional taxes, penalties or interest, the “Additional Taxes”), the Company shall pay to Participant an amount equal to such Additional Taxes, including any pyramiding federal, state or local income or employment taxes that become payable by Participant resulting from such payment (collectively, the “Payment”). Any Payment shall be paid by the Company simultaneously with the payment of such Additional Taxes by Participant, but in no event later than the end of Participant’s taxable year next following the taxable year in which the Additional Taxes are remitted to the applicable taxing authority; provided, however, that the Company may, in its sole discretion, withhold and pay to the applicable taxing authority, for the benefit of Participant, all or any portion of the Payment.

ARTICLE IV.

OTHER PROVISIONS

4.1 Adjustments. Participant acknowledges that the Option, including the number of Shares subject to the Option, the per Share exercise price and the Price Per Share Goals (as defined in Exhibit B), is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan. For purposes of clarity, in connection with an Equity Restructuring the Price Per Share Goals shall be subject to Section 8.1 of the Plan.

4.2 Clawback. The Option and the Shares issuable hereunder shall be subject to any clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

4.3 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Chief Legal Officer at the Company’s principal office or the Chief Legal Officer’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.5 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.6 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.7 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.8 Entire Agreement; Amendment. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the Option without the prior written consent of Participant.

4.9 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.10 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.

4.11 Not a Contract of Service. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.12 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

* * * * *

Exhibit B

PERFORMANCE-VESTING SHARES VESTING SCHEDULE

Earned Performance-Vesting Shares

The Performance-Vesting Shares will be eligible to become “Earned Performance-Vesting Shares” based on the achievement of Price Per Share Goals set forth in the table below.

Vesting Tranche	Price Per Share Goal	Number of Earned Performance-Vesting Shares
“Tranche 1”	$1.00	3,980,544
“Tranche 2”	$1.50	3,980,544
“Tranche 3”	$2.00	3,980,544
“Tranche 4”	$2.50	3,980,545

For the avoidance of doubt, each Price Per Share Goal may be achieved only once and more than one Price Per Share Goal may be achieved on a particular date. For example, if the first Price Per Share Goal of $1.00 per share is satisfied on January 1, 2025, the Price Per Share thereafter drops below such level and again reaches $1.00 per share during the 30 consecutive trading-day period ending September 30, 2025, no additional Performance-Vesting Shares shall become Earned Performance-Vesting Shares as a result of reaching the same Price Per Share Goal for a second time.

Vesting and Exercisability of Earned Performance-Vesting Shares

Except as otherwise provided in Section 2.2 or 2.3 of the Agreement, with respect to any Performance-Vesting Shares that become Earned Performance-Vesting Shares, such Earned Performance-Vesting Shares shall vest and become exercisable on the applicable “Vesting Date” set forth in the table below based on such Earned Performance-Vesting Shares’ Vesting Tranche, in any case, subject to Participant’s continued service through the applicable Vesting Date.

Vesting Tranche	Vesting/Exercisability Date
Tranche 1	Later of the first anniversary of Vesting Commencement Date and the date on which the Price Per Share Goal is achieved
Tranche 2	Later of the first anniversary of Vesting Commencement Date and the date on which the Price Per Share Goal is achieved
Tranche 3	Later of the first anniversary of Vesting Commencement Date and the date on which the Price Per Share Goal is achieved
Tranche 4	Later of the first anniversary of Vesting Commencement Date and the date on which the Price Per Share Goal is achieved

In no event may more than 15,922,177 Performance-Vesting Shares vest and become exercisable pursuant to this Option.

B-1

Definitions

“CIC Price” means, with respect to a Change in Control, the price per share of Class A Common Stock (or, in connection with a sale or other disposition of all or substantially all of the Company’s assets, the implied price per share of Class A Common Stock) paid by an acquiror in connection with such Change in Control or, to the extent that the consideration in the Change in Control transaction is paid in stock of the acquiror or its affiliate, then, unless otherwise determined by the Administrator, the CIC Price shall mean the value of the consideration paid per Share based on the average of the closing trading prices of a share of such acquiror stock on the principal exchange on which such shares are then traded for each trading day during the five consecutive trading days ending on and including the date on which a Change in Control occurs. In the event the consideration in the Change in Control takes any other form, the value of such additional consideration shall be determined by the Administrator in its good faith reasonable discretion in a manner intended to not diminish the value of the Option to the Participant.

“Price Per Share” means the Class A Common Stock’s average Fair Market Value per share measured over any 30 consecutive trading-day period; provided, however, that for purposes of determining the Price Per Share in connection with a Change in Control (other than a Non-Transactional Change in Control), the “Price Per Share” shall be equal to the CIC price and shall be measured without regard to such 30 consecutive trading-day period.

“Price Per Share Goal” means a target Price Per Share as set forth in the table above.

“Vesting Tranche” means any of Tranche 1, Tranche 2, Tranche 3 or Tranche 4.

B-2

Exhibit 10.4

June 15, 2023

Re: Carl Daikeler Common Stock Forfeiture

Dear Carl Daikeler:

This letter (this “Letter”) is sent in connection with the election by The Beachbody Company, Inc. (the “Company”) of Mark Goldston to the Company’s board of directors (the “Board”) and the appointment of Mr. Goldston as Executive Chairman of the Board, effective as of June 15, 2023.

By countersigning this Letter, Carl Daikeler (the “Stockholder”) hereby and as of the date hereof forfeits and releases all right, title and interest to an aggregate of 8,000,000 shares of common stock of the Company, comprised of 3,199,946 shares (the “Forfeited Class A Shares”) of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) and 4,800,054 shares (the “Forfeited Class X Shares” and, together with the Forfeited Class A Shares, the “Forfeited Shares”) of the Company’s Class X common stock, par value $0.0001 per share (“Class X Common Stock”) beneficially owned by the Stockholder. The Company will immediately cancel the Forfeited Shares on its stock ledgers to reflect the Stockholder’s forfeiture of his right to or in such Forfeited Shares, and by countersigning this Letter, the Stockholder hereby disclaims any and all legal or beneficial ownership of or right to the Forfeited Shares, now and in the future. The Stockholder is forfeiting the Forfeited Shares to enable to Company to grant Goldston equity based compensation while increasing the financial attractiveness of the Company to current and future investors. The forfeiture of the Forfeited Shares is being effectuated in the ordinary course of business without any donative intent on behalf of the Stockholder.

In connection with the foregoing, by countersigning this Letter, the Stockholder hereby acknowledges and agrees that, as a result of the forfeiture described above, as of the date of this Letter, (i) the Stockholder has no right to participate in any present or future gains, profits or distributions of the Company with respect to such Forfeited Shares, (ii) the Stockholder has no other rights, preferences or privileges with respect to such Forfeited Shares except those forfeited hereby and (iii) neither the Company nor any of its partners, prior and existing stockholders, partnerships, unincorporated entities, divisions, and their respective representatives, officers, directors, employees, servants, agents, attorneys, accountants, auditors, advisors, administrators, predecessors, successors, insurers and assigns, in any and all capacities (collectively, “Affiliates”) has or will have any legal or fiduciary duties toward the Stockholder with respect to such Forfeited Shares. Notwithstanding the forgoing, this Letter in no way impacts or otherwise relates to any other equity interests of the Company held by the Stockholder, either beneficially or of record, other than the Forfeited Shares.

Furthermore, by countersigning this Letter, the Stockholder hereby represents and warrants to the Company that (i) the Stockholder has full power and authority to forfeit the rights to or in the Forfeited Shares forfeited hereby; (ii) the Stockholder has good and valid title to the rights to or in the Forfeited Shares, free and clear of all liens, restrictions, charges, encumbrances or other adverse claims; (iii) except as set forth herein, the Company has made no representations or warranties to the Stockholder of any kind in connection with the Stockholder’s forfeiture of the Stockholder’s right to or in the Forfeited Shares, including, without limitation, any representations or warranties regarding the legality or tax effect of the Stockholder’s forfeiture of the Stockholder’s right to or in the Forfeited Shares; (iv) the Stockholder has not relied upon any statements or representations made by the Company or any of its Affiliates in making its decision to forfeit the Stockholder’s right to or in the Forfeited Shares; and (v) the Stockholder has reviewed with his own tax and legal advisors the tax and legal consequences of the forfeiture of the Stockholder’s right to or in the Forfeited Shares.

400 Continental Blvd., Suite 400, El Segundo, California 90245            (310) 883-9000

June 15, 2023

The Company hereby represents and warrants to the Stockholder that the forfeiture of the Forfeited Shares to the Company has been approved in accordance with Rule 16b-3(e) promulgated under the Securities Exchange Act of 1934, as amended (“Rule 16b-3”) as a transaction that has been pre-approved by the Board or a committee of the Board composed solely of two or more Non-Employee Directors (as the term is defined in Rule 16b-3).

Additionally, the Stockholder and the Company (for itself and its Affiliates) each acknowledges and agrees that, if any provision of this Letter is determined by a court of competent jurisdiction to be invalid or otherwise unenforceable, such determination shall not affect the validity or enforceability of any remaining provisions of this Letter and that, if any provision of this Letter is invalid under any applicable statute or rule of law, it shall be enforced to the maximum extent possible, and the remainder of this Letter shall continue in full force and effect.

Sincerely,

The Beachbody Company, Inc.

By:	/s/ Kathy Vrabeck
Name:	Kathy Vrabeck
Title:	Chief Operating Officer
Date:	June 15, 2023

ACKNOWLEDGED AND AGREED:

Stockholder

By:	/s/ Carl Daikeler
Name:	Carl Daikeler
Date:	June 15, 2023

400 Continental Blvd., Suite 400, El Segundo, California 90245            (310) 883-9000

Exhibit 99.1

The Beachbody Company, Inc. Announces Hiring Of Mark R. Goldston To The Newly Created Role of Executive Chairman To Drive Transformation and Maximize Profitability

EL SEGUNDO, Calif. --The Beachbody Company, Inc. (NYSE: BODY) (“BODi” or the “Company”), a leading subscription health and wellness company, is thrilled to announce the appointment of Mark R. Goldston to the newly formed role of Executive Chairman of BODi’s Board of Directors (the “Board”), effective June 15, 2023. In this strategic role, Mr. Goldston will be instrumental in partnering with the company’s co-founder and CEO Carl Daikeler in guiding the Company’s transformation, driving profitability, and leveraging its remarkable assets to unlock opportunities for growth.

The appointment of Mr. Goldston marks an important milestone for BODi. With a proven track record as a turnaround expert, Mr. Goldston brings a wealth of experience and expertise to BODi. Currently serving as the Chairman and CEO of The Goldston Group, a renowned firm specializing in strategic advisory services, venture capital, and investments in emerging growth companies, Mr. Goldston has successfully led numerous companies on the path to achieve long-term shareholder value. In addition to The Goldston Group, Mark is the General Partner of Athletic Propulsion Labs, LLC , a luxury performance athletic footwear company. Prior to The Goldston Group, Mark held the role of Chairman and CEO of United Online, a publicly traded global consumer and internet conglomerate. In addition, he was Chairman and CEO of NetZero, an internet service provider, which he took public. In connection with Mr. Goldston’s appointment, the Chairman position will be retired, and Carl Daikeler, the Company’s Co-founder, will continue serving as a director and as the Company’s Chief Executive Officer. Mr. Daikeler will also remain the Company’s controlling shareholder.

“I felt strongly about pursuing Mark given his unique skills and experience, and I am thrilled to welcome Mark to BODi as our new Executive Chairman” said Carl Daikeler, BODi’s Co-founder and CEO. “I am incredibly grateful that Kevin Mayer, a Director on our Board and a longtime friend to Mark, introduced us with the vision that the company and its shareholders could benefit from Mark’s capabilities. My goal is to leverage his strategic insights, especially his experience with public companies. I believe so strongly in our synergy that in order to get this deal done, I personally forfeited a portion of my shares of the Company to help partially offset the equity compensation offered to Mark with his appointment.”

In connection with Mr. Goldston’s appointment, Mr. Daikeler agreed to forfeit approximately 3.2 million shares of the Company’s Class A common stock, par value $0.0001 per share, and approximately 4.8 million shares of the Company’s Class X common stock, par value $0.0001 per share, in each case beneficially owned by Mr. Daikeler. The shares will be returned to the Company as authorized but unissued shares of Class A Common Stock and Class X Common Stock.

Mr. Goldston stated, “I’ve followed this company for years and have so much respect for what Carl and the team have accomplished. I am honored to join BODi as Executive Chairman and be a part of the exciting journey ahead. The Company’s incredible assets, combined with its talented leadership team, present a unique opportunity for growth and innovation. I am fully committed to helping maximize the Company’s existing business model, helping lead its transformation efforts and monetizing its significant untapped potential. I am so confident in the company that I have elected to take all of my compensation in the form of options, aligning my interests with shareholders, and I look forward to collaborating closely with Carl, the leadership team, and the entire organization to achieve our shared goals.”

Inducement Grant under Section 303A.08 of the NYSE Listed Company Manual

BODi also announces that the Compensation Committee of the Board approved, effective as of June 15, 2023, the grant of an employment inducement stock option award covering 23,883,265 Class A shares of BODI’s common stock, par value $0.0001, to Mr. Goldston to induce him to join BODi as BODi’s Executive Chairman. Of this amount, (i) 7,961,088 shares subject to the option will vest annually over a four-year period following June 15, 2023, subject to continued service, and (ii) 15,922,177 shares subject to the option will vest based on the achievement of specified performance goals, subject to his continued service. The award was granted under BODi’s 2023 Employment Inducement Incentive Award Plan as an employment inducement award pursuant to the New York Stock Exchange rules.

About BODi and The Beachbody Company, Inc.

Known as Beachbody for 24 years with innovations such as P90X, Insanity, 21 Day Fix and Shakeology, BODi is headquartered in Southern California. BODi’s is the leader in the category of Health Esteem which combines digital fitness, nutrition, and mindset content with exceptional supplements and a supportive community of millions of people supporting each other to live a great life while they pursue their health and weight loss goals. The Beachbody Company, Inc. is the parent company of BODi. For more information, please visit TheBeachbodyCompany.com.

Forward Looking Statements

This press release contains “forward-looking” statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are statements other than historical fact or in the future tense. These statements include but are not limited to, statements regarding our business strategy, our plans, and our objectives and future operations.

Forward-looking statements are based upon various estimates and assumptions, as well as information known to us as of the date hereof, and are subject to risks and uncertainties. Accordingly, actual results could differ materially due to a variety of factors. You can identify these statements by the use of terminology such as “believe”, “plans”, “expect”, “will”, “should,” “could”, “estimate”, “anticipate,” “upon” or similar forward-looking terms. You should not rely on these forward-looking statements as they involve risks and uncertainties that may cause actual results to vary materially from the forward-looking statements.

Investor Relations

ICR, Inc.

BeachbodyIR@icrinc.com

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2023

or

☐	TRANSITION REPORT PURSUANT TO Section 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                to

Commission file number: 001-39735

The Beachbody Company, Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-3222090
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Continental Blvd, Suite 400 El Segundo, California	90245
(Address of principal executive offices)	(Zip Code)

(310) 883-9000

Registrant’s telephone number, including area code

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	BODY	The New York Stock Exchange
Redeemable warrants, each whole warrant exercisable for one Class A common stock at an exercise price of $11.50	BODY WS	The New York Stock Exchange

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes    ☒    No    ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).  Yes    ☒  No    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐	Smaller Reporting Company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).  Yes    ☐  No    ☒

There were 177,193,226 shares of the registrant’s Class A Common Stock, par value $0.0001 per share, and 141,250,310 shares of the registrant’s Class X Common Stock, par value $0.0001 per share, outstanding as of May 02, 2023.

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements.

The Beachbody Company, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31, 2023	December 31, 2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$66,393	$80,091
Inventory, net	48,304	54,060
Prepaid expenses	11,403	13,055
Other current assets	45,687	39,248
Total current assets	171,787	186,454
Property and equipment, net	67,395	74,147
Content assets, net	31,551	34,888
Goodwill	125,166	125,166
Intangible assets, net	6,926	8,204
Right-of-use assets, net	4,520	5,030
Other assets	8,428	9,506

Total assets	$415,773	$443,395

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$16,754	$17,940
Accrued expenses	54,784	64,430
Deferred revenue	99,894	95,587
Current portion of lease liabilities	2,100	2,150
Current portion of Term Loan	1,250	1,250
Other current liabilities	3,513	3,283

Total current liabilities	178,295	184,640
Term Loan	40,276	39,735
Long-term lease liabilities, net	2,794	3,318
Deferred tax liabilities	172	181
Other liabilities	4,679	3,979

Total liabilities	226,216	231,853

Commitments and contingencies (Note 8)
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized, none issued and outstanding at March 31, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value, 1,900,000,000 shares authorized (1,600,000,000 Class A, 200,000,000 Class X and 100,000,000 Class C);
Class A: 177,004,131 and 170,911,819 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively;	18	17
Class X: 141,250,310 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively;	14	14
Class C: no shares issued and outstanding at March 31, 2023 and December 31, 2022	—	—
Additional paid-in capital	638,135	630,709
Accumulated deficit	(448,423)	(419,235)
Accumulated other comprehensive income (loss)	(187)	37

Total stockholders’ equity	189,557	211,542

Total liabilities and stockholders’ equity	$415,773	$443,395

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

3

The Beachbody Company, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended March 31,
	2023	2022
Revenue:
Digital	$64,773	$81,745
Nutrition and other	74,120	97,664
Connected fitness	6,008	19,513

Total revenue	144,901	198,922
Cost of revenue:
Digital	14,967	16,425
Nutrition and other	31,039	44,774
Connected fitness	7,555	44,706

Total cost of revenue	53,561	105,905
Gross profit	91,340	93,017
Operating expenses:
Selling and marketing	76,576	106,444
Enterprise technology and development	19,096	33,697
General and administrative	17,716	20,073
Restructuring	5,387	7,223

Total operating expenses	118,775	167,437

Operating loss	(27,435)	(74,420)
Other income (expense):
Change in fair value of warrant liabilities	57	264
Interest expense	(2,331)	(19)
Other income (expense), net	569	(64)

Loss before income taxes	(29,140)	(74,239)
Income tax (provision) benefit	(48)	706

Net loss	$(29,188)	$(73,533)

Net loss per common share, basic and diluted	$(0.09)	$(0.24)

Weighted-average common shares outstanding, basic and diluted	309,141	306,363

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

4

The Beachbody Company, Inc.

Unaudited Condensed Consolidated Statements of Comprehensive Loss

(in thousands)

	Three months ended March 31,
	2023	2022
Net loss	$(29,188)	$(73,533)
Other comprehensive income (loss):
Change in fair value of derivative financial instruments, net of tax	(147)	(185)
Reclassification of (losses) gains on derivative financial instruments included in net loss	(87)	69
Foreign currency translation adjustment	10	4

Total other comprehensive loss	(224)	(112)

Total comprehensive loss	$(29,412)	$(73,645)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

5

The Beachbody Company, Inc.

Unaudited Condensed Consolidated Statements of Stockholders’ Equity

(in thousands)

				Retained	Accumulated
			Additional	Earnings	Other	Total
	Common Stock		Paid-In	(Accumulated)	Comprehensive	Stockholders’
	Shares	Amount	Capital	(Deficit)	Income (Loss)	Equity
Balances at December 31, 2021	309,584	$31	$610,418	$(225,043)	$(21)	$385,385
Net loss	—	—	—	(73,533)	—	(73,533)
Other comprehensive loss	—	—	—	—	(112)	(112)
Equity-based compensation	—	—	4,564	—	—	4,564
Options exercised, net of tax withholdings	1,132	—	1,923	—	—	1,923

Balances at March 31, 2022	310,716	$31	$616,905	$(298,576)	$(133)	$318,227

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-In	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Capital	Deficit	Income (Loss)	Equity
Balances at December 31, 2022	312,162	$31	$630,709	$(419,235)	$37	$211,542
Net loss	—	—	—	(29,188)	—	(29,188)
Other comprehensive loss	—	—	—	—	(224)	(224)
Equity-based compensation	9,736	1	9,554	—	—	9,555
Shares withheld for tax withholdings on vesting of restricted stock	(3,644)	—	(2,128)	—	—	(2,128)

Balances at March 31, 2023	318,254	$32	$638,135	$(448,423)	$(187)	$189,557

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

6

The Beachbody Company, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three months ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(29,188)	$(73,533)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	10,713	21,587
Amortization of content assets	5,561	6,164
Provision for inventory and inventory purchase commitments	2,734	16,896
Realized (gains) losses on hedging derivative financial instruments	(87)	69
Change in fair value of warrant liabilities	(57)	(264)
Equity-based compensation	9,555	4,564
Deferred income taxes	(53)	(808)
Amortization of debt issuance costs	479	—
Paid-in-kind interest expense	374	—
Other non-cash items	—	91
Changes in operating assets and liabilities:
Inventory	3,056	15,887
Content assets	(2,224)	(6,448)
Prepaid expenses	1,652	(293)
Other assets	(4,958)	2,895
Accounts payable	(1,366)	(20,752)
Accrued expenses	(8,768)	(1,386)
Deferred revenue	4,746	2,370
Other liabilities	(38)	(410)

Net cash used in operating activities	(7,869)	(33,371)

Cash flows from investing activities:
Purchase of property and equipment	(3,417)	(12,403)

Net cash used in investing activities	(3,417)	(12,403)

Cash flows from financing activities:
Proceeds from exercise of stock options	—	2,115
Remittance of taxes withheld from employee stock awards	—	(192)
Debt repayments	(313)	—
Tax withholding payments for vesting of restricted stock	(2,128)	—

Net cash (used in) provided by financing activities	(2,441)	1,923

Effect of exchange rates on cash	29	223
Net decrease in cash and cash equivalents	(13,698)	(43,628)
Cash, cash equivalents and restricted cash, beginning of period	80,091	107,054

Cash and cash equivalents, end of period	$66,393	$63,426

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$1,464	$10
Cash (received) paid during the year for income taxes, net	(265)	32
Supplemental disclosure of noncash investing activities:
Property and equipment acquired but not yet paid for	$1,291	$4,225

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

7

The Beachbody Company, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

1. Description of Business and Summary of Significant Accounting Policies

Business

The Beachbody Company, Inc. (“Beachbody” or the “Company”) is a leading subscription health and wellness company and the creator of some of the world’s most popular fitness programs. The Company’s fitness programs are available for streaming through subscription to Beachbody On Demand (“BOD”) and, together with the Company’s live fitness and comprehensive nutrition programs, through subscription to Beachbody On Demand Interactive (“BODi”). During the three months ended March 31, 2023, the Company launched an improved BODi experience and began migrating all BOD-only members to BODi on their renewal dates. Beachbody offers nutritional products such as Shakeology nutrition shakes, BEACHBAR snack bars, and Ladder premium supplements, which have been designed and clinically tested to help customers achieve their goals. Beachbody also offers a professional-grade stationary cycle with a 360-degree touch screen tablet and connected fitness software. The Company’s revenue has historically been generated primarily through a network of micro-influencers (“Partners”) (previously known as “Coaches”), social media marketing channels, and direct response advertising. References to “Coaches” throughout this report have been updated to “Partners.”

Basis of Presentation and Principles of Consolidation

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”).

The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that impact the amounts reported in the unaudited condensed consolidated financial statements and accompanying notes. Significant estimates include, but are not limited to, the useful life and recoverability of long-lived assets, the valuation of warrant liabilities, the recognition and measurement of income tax assets and liabilities, the valuation of intangible assets, impairment of goodwill, and the net realizable value of inventory. The Company bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgements about the carrying amounts of assets and liabilities. Actual results could differ from those estimates.

The unaudited condensed consolidated financial statements have been prepared on the same basis as the annual audited consolidated financial statements and, in the opinion of management, include all normal recurring adjustments necessary for the fair statement of the Company’s financial position, results of operations, and cash flows. The financial data and other financial information disclosed in the notes to these unaudited condensed consolidated financial statements are also unaudited. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Interim results are not necessarily indicative of the results expected for the full fiscal year or any other period.

Recently Adopted Accounting Pronouncements

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires an acquirer to apply ASC 606 to recognize and measure contract assets and liabilities from contracts with customers acquired in a business combination on the acquisition date rather than the general guidance in ASC 805. The Company adopted this new accounting guidance on a prospective basis on January 1, 2023, and the adoption did not have a material effect on its unaudited condensed consolidated financial statements.

In September 2022, the FASB issued ASU 2022-04, Liabilities-Supplier Finance Programs (Topic 405-50)—Disclosure of Supplier Finance Program Obligations, which requires that a buyer in a supplier finance program disclose sufficient information about the program to allow a user of financial statements to understand the program’s nature, activity during the period, changes from period to period, and potential magnitude. The Company adopted this new accounting guidance on a prospective basis on January 1, 2023, and the adoption did not have a material effect on its unaudited condensed consolidated financial statements.

8

2. Revenue

The Company’s revenue disaggregated by geographic region is as follows (in thousands):

	Three months ended March 31,
	2023	2022
Geographic region:
United States	$130,877	$178,607
Rest of world[1]	14,024	20,315

Total revenue	$144,901	$198,922

(1) Consists of Canada, United Kingdom, and France. No single country accounted for more than 10% of total revenue during the three months ended March 31, 2023 and 2022.

The Company determined that, in addition to the preceding table, the disaggregation of revenue by revenue type as presented in the unaudited condensed consolidated statements of operations achieves the disclosure requirement to disaggregate revenue into categories that depict how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.

Deferred Revenue

Deferred revenue is recorded for nonrefundable cash payments received for the Company’s performance obligation to transfer, or stand ready to transfer, goods or services in the future. Deferred revenue consists of subscription fees billed that have not been recognized and physical products sold that have not yet been delivered. During the three months ended March 31, 2023, the Company recognized $53.1 million of revenue that was included in the deferred revenue balance as of December 31, 2022. During the three months ended March 31, 2022, the Company recognized $62.5 million of revenue that was included in the deferred revenue balance as of December 31, 2021.

3. Fair Value Measurements

The Company’s financial assets and liabilities subject to fair value measurements on a recurring basis and the level of inputs used for such measurements were as follows (in thousands):

	March 31, 2023
	Level 1	Level 2	Level 3
Assets
Derivative assets	$—	$249	$—

Total assets	$—	$249	$—

Liabilities
Public warrants	$600	$—	$—
Private placement warrants	—	—	53
Term Loan warrants	—	—	1,038

Total liabilities	$600	$—	$1,091

	December 31, 2022
	Level 1	Level 2	Level 3
Assets
Derivative assets	$—	$462	$—

Total assets	$—	$462	$—

Liabilities
Public Warrants	$415	$—	$—
Private Placement Warrants	—	—	107
Term Loan Warrants	—	—	1,226

Total liabilities	$415	$—	$1,333

9

Fair values of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate the recorded value due to the short period of time to maturity. The fair value of the public warrants, which trade in active markets, is based on quoted market prices. The fair value of derivative instruments is based on Level 2 inputs such as observable forward rates, spot rates, and foreign currency exchange rates. The Company’s private placement and Term Loan warrants are classified within Level 3 of the fair value hierarchy because their fair values are based on significant inputs that are unobservable in the market.

Private Placement Warrants

The Company determined the fair value of the private placement warrants using a Black-Scholes option-pricing model and the quoted price of the Company’s Class A Common Stock. Volatility was based on the implied volatility derived primarily from the average of the actual market activity of the Company’s peer group. The expected life was based on the remaining contractual term of the private placement warrants, and the risk-free interest rate was based on the implied yield available on U.S. treasury securities with a maturity equivalent to the warrants’ expected life. The significant unobservable input used in the fair value measurement of the private placement warrants is the implied volatility. Significant changes in the implied volatility would result in a significantly higher or lower fair value measurement, respectively.

The following table presents significant assumptions utilized in the valuation of the private placement warrants on March 31, 2023 and December 31, 2022:

	March 31, 2023	December 31, 2022
Risk-free rate	3.8%	4.2%
Dividend yield rate	—	—
Volatility	75.0%	75.0%
Contractual term (in years)	3.24	3.49
Exercise price	$11.50	$11.50

The following table presents changes in the fair value of the private placement warrants for the three months ended March 31, 2023 and 2022 (in thousands):

	Three months ended March 31,
	2023	2022
Balance, beginning of period	$107	$2,133
Change in fair value	(54)	(213)

Balance, end of period	$53	$1,920

For the three months ended March 31, 2023 and 2022, the change in the fair value of private placement warrants resulted from the change in price of the Company’s Class A Common Stock, remaining contractual term, and risk-free rate. The changes in fair value are included in the unaudited condensed consolidated statements of operations as a component of change in fair value of warrant liabilities and in the unaudited condensed consolidated balance sheets as other liabilities.

Term Loan Warrants

The Company determined the fair value of the Term Loan warrants using a Black-Scholes option-pricing model and the quoted price of the Company’s Class A Common Stock. Volatility was based on the implied volatility derived primarily from the average of the actual market activity of the Company’s peer group. The expected life was based on the remaining contractual term of the Term Loan warrants, and the risk-free interest rate was based on the implied yield available on U.S. treasury securities with a maturity equivalent to the warrants’ expected life. The significant unobservable input used in the fair value measurement of the Term Loan warrants is the implied volatility. Significant changes in the implied volatility would result in a significantly higher or lower fair value measurement, respectively. See Note 9, Debt, for additional information regarding the Term Loan warrants.

10

The following table presents significant assumptions utilized in the valuation of the Term Loan Warrants at March 31, 2023 and December 31, 2022:

	March 31, 2023	December 31, 2022
Risk-free rate	3.6%	4.0%
Dividend yield rate	—	—
Volatility	75.0%	75.0%
Contractual term (in years)	6.36	6.61
Exercise price	$1.85	$1.85

The following table presents changes in the fair value of the Term Loan warrants for the three months ended March 31, 2023 and 2022 (in thousands):

	Three months ended March 31,
	2023	2022
Balance, beginning of period	$1,226	$—
Change in fair value	(188)	—

Balance, end of period	$1,038	$—

4. Inventory, Net

Inventory, net consists of the following (in thousands):

	March 31, 2023	December 31, 2022
Raw materials and work in process	$12,620	$13,380
Finished goods	35,684	40,680

Total inventory, net	$48,304	$54,060

Adjustments to the carrying value of excess inventory and inventory on hand to net realizable value were $2.7 million and $16.9 million during the three months ended March 31, 2023 and 2022, respectively. These adjustments are included in the unaudited condensed consolidated statements of operations as a component of nutrition and other cost of revenue and connected fitness cost of revenue. The Company recorded $1.3 million and $2.5 million in nutrition and other cost of revenue for the three months ended March 31, 2023 and 2022, respectively, and $1.4 million and $14.4 million in connected fitness cost of revenue for the three months ended March 31, 2023 and 2022, respectively.

5. Other Current Assets

Other current assets consist of the following (in thousands):

	March 31, 2023	December 31, 2022
Deferred partner costs	$35,301	$31,270
Deposits	5,876	4,527
Accounts receivable, net	1,839	866
Other	2,671	2,585

Total other current assets	$45,687	$39,248

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6. Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	March 31, 2023	December 31, 2022
Computer software and web development	$224,851	$236,533
Computer equipment	23,452	24,240
Buildings	5,158	5,158
Leasehold improvements	4,600	4,600
Furniture, fixtures and equipment	1,207	1,222
Computer software and web development projects in-process	7,028	5,147

Property and equipment, gross	266,296	276,900
Less: Accumulated depreciation	(198,901)	(202,753)

Total property and equipment, net	$67,395	$74,147

The Company recorded depreciation expense related to property and equipment in the following expense categories of its unaudited condensed consolidated statements of operations as follows (in thousands):

	Three months ended March 31,
	2023	2022
Cost of revenue	$4,932	$9,081
Selling and marketing	—	279
Enterprise technology and development	4,503	7,449
General and administrative	1	192

Total depreciation	$9,436	$17,001

7. Accrued Expenses

Accrued expenses consist of the followings (in thousands):

	March 31, 2023	December 31, 2022
Inventory, shipping and fulfillment	$13,233	$11,687
Partner costs	13,047	14,535
Employee compensation and benefits	10,610	20,584
Sales and other taxes	4,891	4,818
Information technology	2,545	2,207
Advertising	1,773	1,176
Customer service expenses	790	956
Other accrued expenses	7,895	8,467

Total accrued expenses	$54,784	$64,430

Advertising costs, which are primarily comprised of social media, television media, and internet advertising expenses and also include print, radio, and infomercial production costs, were $9.0 million and $15.8 million for the three months ended March 31, 2023 and 2022, respectively.

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8. Commitments and Contingencies

Inventory Purchase and Service Agreements

The Company has noncancelable inventory purchase and service agreements with multiple service providers which expire at varying dates through 2028. Service agreement obligations include amounts related to fitness and nutrition trainers, future events, information systems support, and other technology projects.

Future minimum payments under noncancelable service and inventory purchase agreements for the periods succeeding March 31, 2023 are as follows (in thousands):

Nine months ending December 31, 2023	$26,651
Year ending December 31, 2024	2,039
Year ending December 31, 2025	1,475
Year ending December 31, 2026	100
Year ending December 31, 2027	75
Thereafter	75

$30,415

The preceding table excludes royalty payments to fitness trainers, talent, and others that are based on future sales as such amounts cannot be reasonably estimated.

Lease Commitments

The Company leases facilities under noncancelable operating leases expiring through 2027 and certain equipment under a finance lease expiring in 2024. These lease obligations will require payments of approximately $1.8 million during the nine months ending December 31, 2023 and $3.6 million for the year ending December 31, 2024 and thereafter through 2027.

Contingencies

The Company is subject to litigation from time to time in the ordinary course of business. Such claims typically involve its products, intellectual property, and relationships with suppliers, customers, distributors, employees, and others. Contingent liabilities are recorded when it is both probable that a loss has occurred and the amount of the loss can be reasonable estimated. Although it is not possible to predict how litigation and other claims will be resolved, the Company does not believe that any currently identified claims or litigation matters will have a material adverse effect on its consolidated financial position or results of operations.

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9. Debt

On August 8, 2022 (the “Effective Date”), the Company, Beachbody, LLC as borrower (a wholly owned subsidiary of the Company), and certain other subsidiaries of the Company as guarantors on the signature pages (the “Guarantors”), the lenders (the “Lenders”), and Blue Torch Finance, LLC, as administrative agent and collateral agent for such lenders (the “Term Loan Agent”) entered into a financing agreement (the “Financing Agreement”). The Financing Agreement provides for senior secured term loans on the Effective Date in an aggregate principal amount of $50.0 million (the “Term Loan”) which was drawn on the Effective Date. In addition, the Financing Agreement permits the Company to borrow up to an additional $25.0 million, subject to the terms and conditions set forth in the Financing Agreement. Borrowings under the Term Loan are unconditionally guaranteed by the Guarantors, and all present and future material U.S. and Canadian subsidiaries of the Company. Such security interest consists of a first-priority perfected lien on substantially all property and assets of the Company and subsidiaries, including stock pledges on the capital stock of the Company’s material and direct subsidiaries, subject to customary carveouts. In connection with the Financing Agreement, the Company incurred $4.2 million of third-party debt issuance costs which are recorded in the unaudited condensed consolidated balance sheets as a reduction of long-term debt as of March 31, 2023 and December 31, 2022 and are being amortized over the term of the Term Loan using the effective-interest method. As of March 31, 2023, borrowings outstanding under the Term Loan were $49.1 million. The Term Loan matures on August 8, 2026.

The Term Loan borrowings may take the form of base rate (“Reference Rate”) loans or Secured Overnight Financing Rate (“SOFR”) loans. Reference Rate loans bear interest at a rate per annum equal to the sum of an applicable margin of 6.15% per annum, plus the greater of (a) 2.00% per annum, (b) the Federal Funds Rate plus 0.50% per annum, (c) the “SOFR Rate” (based upon an interest period of 1 month) plus 1.00% per annum, and (d) the rate last quoted by The Wall Street Journal. SOFR loans bear interest at a rate per annum equal to the sum of an applicable margin of 7.15% and the “SOFR Rate” (based upon an interest period of 3 months). The “SOFR Rate” is subject to a floor of 1.00%. In addition, the Term Loan borrowings bear additional interest at 3.00% per annum, paid in kind by capitalizing such interest and adding such capitalized interest to the outstanding principal amount of the loans on each anniversary of the Effective Date. The $50.0 million Term Loan was a SOFR loan, with a cash interest rate of 12.03%. The Company recorded $2.3 million of interest related to the Term Loan during the three months ended March 31, 2023.

The Financing Agreement contains financial covenants that require us to maintain (a) certain minimum revenue levels, to be tested on a quarterly basis, and (b) minimum Liquidity (as defined in the Financing Agreement) of (i) $12.5 million at all times through June 30, 2023, and (ii) $15.0 million at all times thereafter through the maturity of the term loan facility. We were in compliance with these covenants as of March 31, 2023.

In connection with the Term Loan, the Company issued to certain holders affiliated with Blue Torch Finance, LLC warrants for the purchase of 4,716,756 shares of the Company’s Class A Common Stock at an exercise price of $1.85 per share. The warrants vest on a monthly basis over four years, with 30%, 30%, 20% and 20% vesting in the first, second, third and fourth years, respectively. The warrants have a seven-year term from the Effective Date. See Note 3, Fair Value Measurements, for information on the valuation of the warrants. The warrants were recorded in the unaudited condensed consolidated balance sheets as warrant liabilities. The initial fair value of the warrants, of $5.2 million, is being amortized as a debt discount over the term of the Term Loan using the effective-interest method.

The aggregate amounts of payments due for the periods succeeding March 31, 2023 and reconciliation of the Company’s debt balances, net of debt discount and debt issuance costs, are as follows (in thousands):

Nine months ending December 31, 2023	$937
Year ending December 31, 2024	1,563
Year ending December 31, 2025	2,500
Year ending December 31, 2026	44,063

Total debt	$49,063
Less current portion	(1,250)
Less unamortized debt discount and debt issuance costs	(8,509)
Add capitalized paid-in-kind interest	972

Total long-term debt	$40,276

The Term Loan amortizes at 2.50% per year from the Effective Date to the date that is the second anniversary of the Effective Date, payable on a quarterly basis, and thereafter, at 5.00% per year, payable on a quarterly basis. The Financing Agreement contains certain customary covenants, including minimum revenue, with which the Company was in compliance as of March 31, 2023.

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10. Stockholders’ Equity

As of March 31, 2023, 2,000,000,000 shares, $0.0001 par value per share are authorized, of which, 1,600,000,000 shares are designated as Class A Common Stock, 200,000,000 shares are designated as Class X Common Stock, 100,000,000 shares are designated as Class C Common Stock and 100,000,000 shares are designated as Preferred Stock.

Holders of each share of each class of Common Stock are entitled to dividends when, as, and if declared by the Company’s board of directors, subject to the rights and preferences of any holders of Preferred Stock outstanding at the time. The holder of each Class A Common Stock is entitled to one vote, the holder of each share of Class X Common Stock is entitled to ten votes and except as otherwise required by law, the holder of each share of Class C Common Stock is not entitled to any voting powers.

Accumulated Other Comprehensive Income (Loss)

The following tables summarize changes in accumulated other comprehensive income (loss) by component during the three months ended March 31, 2023 and 2022 (in thousands):

	Unrealized Gain (Loss) on Derivatives	Foreign Currency Translation Adjustment	Total
Balances at December 31, 2021	$(32)	$11	$(21)
Other comprehensive loss before reclassifications	(162)	4	(158)
Amounts reclassified from accumulated other comprehensive income (loss)	69	—	69
Tax effect	(23)	—	(23)

Balances at March 31, 2022	$(148)	$15	$(133)

Balances at December 31, 2022	$131	$(94)	$37
Other comprehensive loss before reclassifications	(101)	10	(91)
Amounts reclassified from accumulated other comprehensive income (loss)	(87)	—	(87)
Tax effect	(46)	—	(46)

Balances at March 31, 2023	$(103)	$(84)	$(187)

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11. Equity-Based Compensation

Equity Compensation Plans

A summary of the option activity under the Company’s equity compensation plans is as follows:

	Options Outstanding
	Number of Options	Weighted- Average Exercise Price (per option)	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2022	48,414,625	$2.65	6.35	$—
Granted	3,463,488	0.63
Forfeited	(3,272,682)	2.80
Expired	(496,499)	2.54

Outstanding at March 31, 2023	48,108,932	$2.49	5.91	$—

Exercisable at March 31, 2023	23,015,721	$2.48	2.86	$—

A summary of RSU activity is as follows:

	RSUs Outstanding
	Number of RSUs	Weighted-Average Fair Value (per RSU)
Outstanding at December 31, 2022	3,159,185	$1.45
Granted	22,676,189	0.58
Vested	(9,736,133)	0.60
Forfeited	(619,173)	0.96

Outstanding at March 31, 2023	15,480,068	$0.73

The fair value of RSUs vested during the three months ended March 31, 2023 was $5.9 million. No RSUs vested during the three months ended March 31, 2022.

On January 1, 2023, the number of shares available for issuance under the 2021 Incentive Award Plan (the “2021 Plan”) increased by 15,608,106 pursuant to the terms of the 2021 Plan. As of March 31, 2023, 11,663,071 shares of Class A Common Stock were available for issuance under the 2021 Plan.

Vested RSUs included shares of common stock that the Company withheld on behalf of certain employees to satisfy the minimum statutory tax withholding requirements, as defined by the Company. The Company withheld shares of common stock with an aggregate fair value and remitted taxes of $2.1 million during the three months ended March 31, 2023, which were classified as financing cash outflows in the unaudited condensed consolidated statements of cash flows. The Company canceled and returned these shares to the 2021 Plan, which are available under the plan terms for future issuance.

Equity-Based Compensation Expense

The fair value of each award as of the date of grant is estimated using a Black-Scholes option-pricing model. The following table summarizes the weighted-average assumptions used to determine the fair value of option grants:

	Three months ended March 31,
	2023	2022
Risk-free rate	3.6%	1.7%
Dividend yield rate	—	—
Volatility	56.4%	52.3%
Expected term (in years)	5.16	6.20
Weighted-average grant date fair value	$0.32	$0.95

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Equity-based compensation expense for the three months ended March 31, 2023 and 2022 was as follows (in thousands):

	Three months ended March 31,
	2023	2022
Cost of revenue	$1,429	$335
Selling and marketing	3,386	1,639
Enterprise technology and development	563	927
General and administrative	4,177	1,663

Total equity-based compensation	$9,555	$4,564

In connection with the restructuring activity that took place during the three months ended March 31, 2023, the Company modified certain stock awards of terminated employees (approximately 102 employees). The modifications included; accelerating the vesting of any options that would have vested within three months of the employees termination date; and all vested options will be available for exercise for a total of six months after the employees’ termination date (that is, three months in addition to the standard three months per original agreement). As a result of these modifications, the Company recognized a $0.6 million reduction to equity-based compensation expense within general and administrative expense in the unaudited condensed consolidated statements of operations.

As of March 31, 2023, the total unrecognized equity-based compensation expense was $38.8 million, which will be recognized over a weighted-average remaining period of 2.88 years.

12. Derivative Financial Instruments

As of March 31, 2023 and December 31, 2022, the notional amount of the Company’s outstanding foreign exchange options was $16.7 million and $17.6 million, respectively. There were no outstanding forward contracts as of March 31, 2023 and December 31, 2022.

The following table shows the pre-tax effects of the Company’s derivative instruments on its unaudited condensed consolidated statements of operations (in thousands):

		Three months ended March 31,
	Financial Statement Line Item	2023	2022
Unrealized gains (losses)	Other comprehensive income (loss)	$(101)	$(162)
Gains (losses) reclassified from accumulated other	Cost of revenue	$36	$(30)
comprehensive income into net loss	General and administrative	51	(39)

Total amounts reclassified		$87	$(69)

Gains (losses) recognized on derivatives not designated as hedging instruments	Cost of revenue	$(41)	$(51)

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13. Restructuring

In 2023, restructuring charges primarily relate to activities focused on aligning the Company’s operations with its key growth priorities. Restructuring charges in 2022 relate to the consolidation of our streaming fitness and nutrition offerings into a single Beachbody platform. The Company recognized restructuring costs of $5.4 million and $7.2 million during the three months ended March 31, 2023 and 2022, respectively, comprised primarily of termination benefits related to headcount reductions, of which $1.4 million is included in accrued expenses in the unaudited condensed consolidated balance sheets. In accordance with GAAP, employee termination benefits were recognized at the date employees were notified and post-employment benefits were accrued as the obligation was probable and estimable. Benefits for employees who provided service greater than 60 days from the date of notification were recognized ratably over the service period.

The following table summarizes activity in the Company’s restructuring-related liability during the three months ended March 31, 2023 (in thousands):

	Balance at December 31, 2022	Restructuring Charges	Payments / Utilizations	Liability at March 31, 2023
Employee-related costs	$469	$5,387	$(4,467)	$1,389

Total costs	$469	$5,387	$(4,467)	$1,389

The Company expects to incur additional charges of approximately $0.2 million related to termination benefits as it fully implements its strategic alignment initiative.

14. Income Taxes

The Company recorded a provision for income taxes of approximately zero for the three months ended March 31, 2023, and a benefit for income taxes of $0.7 million for the three months ended March 31, 2022. The effective tax rate was (0.2)% for the three months ended March 31, 2023, and the effective benefit tax rate was 1.0% for the three months ended March 31, 2022.

The tax provision for interim periods is determined using an estimate of the Company’s annual effective tax rate, adjusted for discrete items arising in that quarter. The Company’s effective tax rate differs from the U.S. statutory tax rate in the three months ended March 31, 2023 primarily due to changes in valuation allowances on deferred tax assets as it is more likely than not that some or all of the Company’s deferred tax assets will not be realized.

The Company evaluates its tax positions on a quarterly basis and revises its estimate accordingly. There were no material changes to the Company’s uncertain tax positions, interest, or penalties during the three months ended March 31, 2023.

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15. Earnings (Loss) per Share

The computation of loss per share of Class A and Class X Common Stock is as follows (in thousands, except share and per share information):

	Three months ended March 31,
	2023	2022
Numerator:
Net loss	$(29,188)	$(73,533)
Denominator:
Weighted-average common shares outstanding, basic and diluted	309,140,558	306,362,730
Net loss per common share, basic and diluted	$(0.09)	$(0.24)

Basic net loss per common share is the same as dilutive net loss per common share for each of the three months ended March 31, 2023 and 2022 as the inclusion of all potential common shares would have been antidilutive.

The following table presents the common shares that are excluded from the computation of diluted net loss per common share as of the periods presented because including them would have been antidilutive:

	March 31,
	2023	2022
Options	48,108,932	38,674,077
RSUs	15,480,068	322,596
Compensation warrants	3,980,656	3,980,656
Public and private placement warrants	15,333,333	15,333,333
Term Loan warrants	4,716,756	—
Earn-out shares	3,750,000	3,750,000

	91,369,745	62,060,662

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis should be read in conjunction with our financial statements and related notes included elsewhere in this Quarterly Report on Form 10-Q (this “Report”) and the section entitled “Risk Factors.” Unless otherwise indicated, the terms “Beachbody,” “we,” “us,” or “our” refer to The Beachbody Company, Inc., a Delaware corporation, together with its consolidated subsidiaries.

Forward-Looking Statements

This Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including statements about and the financial condition, results of operations, earnings outlook and prospects of the Company. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on our current expectations as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to the following:

•

our future financial performance, including our expectations regarding our revenue, cost of revenue, gross profit, operating expenses including changes in selling and marketing, general and administrative, and enterprise technology and development expenses (including any components of the foregoing), Adjusted EBITDA (as defined below) and our ability to achieve and maintain future profitability;

•	our anticipated growth rate and market opportunity;

•	our liquidity and ability to raise financing;

•	our success in retaining or recruiting, or changes required in, officers, key employees or directors;

•	our warrants are accounted for as liabilities and changes in the value of such warrants could have a material effect on our financial results;

•	our ability to effectively compete in the fitness and nutrition industries;

•	our ability to successfully acquire and integrate new operations;

•	our reliance on a few key products;

•	market conditions and global and economic factors beyond our control;

•	intense competition and competitive pressures from other companies worldwide in the industries in which we will operate;

•	litigation and the ability to adequately protect our intellectual property rights; and

•	other risk and uncertainties set forth in this Report under the heading “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by management prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

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Overview

Beachbody is a leading subscription health and wellness company. We focus primarily on digital content, supplements, connected fitness, and consumer health and wellness. Our goal is to continue to provide holistic health and wellness content and subscription-based solutions. We are the creator of some of the world’s most popular fitness programs, including P90X, Insanity, and 21 Day Fix, which transformed the at-home fitness market and disrupted the global fitness industry by making it accessible for people to get results—anytime, anywhere. Our comprehensive nutrition-first programs, Portion Fix and 2B Mindset, teach healthy eating habits and promote healthy, sustainable weight loss. These fitness and nutrition programs are available through our Beachbody On Demand and Beachbody On Demand Interactive streaming services.

We offer nutritional products such as Shakeology nutrition shakes, BEACHBAR snack bars, and Ladder premium supplements as well as a professional-grade stationary cycle with a 360-degree touch screen tablet and connected fitness software. Leveraging our history of fitness content creation, nutrition innovation, and our network of micro-influencers, whom we call “Partners” (previously known as “Coaches”), we plan to continue market penetration into connected fitness to reach a wider health, wellness and fitness audience.

Our revenue is generated primarily through our network of Partners, social media marketing channels, and direct response advertising. Components of revenue include recurring digital subscription revenue, revenue from the sale of nutritional and other products, and connected fitness revenue. In addition to selling individual products on a one-time basis, we bundle digital and nutritional products together at discounted prices.

For the three months ended March 31, 2023, as compared to the three months ended March 31, 2022:

•	Total revenue was $144.9 million, a 27% decrease;

•	Digital revenue was $64.8 million, a 21% decrease;

•	Nutrition and other revenue was $74.1 million, a 24% decrease;

•	Connected fitness revenue was $6.0 million, a 69% decrease;

•	Net loss was $29.2 million, compared to net loss of $73.5 million; and

•	Adjusted EBITDA was ($0.9) million, compared to ($19.1) million.

See “Non-GAAP Information” below for information regarding our use of Adjusted EBITDA and a reconciliation of net loss to Adjusted EBITDA.

Recent Developments

Our key growth priorities for 2023 include: revamping our Beachbody on Demand (“BODi”) digital platform, growing Shakeology in the Healthy Dessert market, and improving the affordability of our connected fitness bike. In March 2023, we relaunched the BODi digital platform with a new form of fitness programming called BODi Blocks, the addition of positive mindset content, and digital recipes to extend Shakeology into a Healthy Dessert. We also began migrating all BOD-only members to BODi on their renewal dates. During the first quarter of 2023, to align our operations with our key growth priorities, we executed certain restructuring activities, including a reduction in headcount. These actions are expected to result in aggregate charges of $5.6 million, consisting primarily of termination benefits, of which $5.4 million was incurred during the three months ended March 31, 2023.

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Key Operational and Business Metrics

We use the following key operational and business metrics to evaluate our business, measure our performance, develop financial forecasts, and make strategic decisions.

	As of March 31,
	2023	2022
Digital subscriptions (millions)	1.75	2.46
Nutritional subscriptions (millions)	0.21	0.30

	Three months ended March 31,
	2023	2022
Average digital retention	95.9%	95.6%
Total streams (millions)	29.7	38.2
DAU/MAU	32.5%	31.6%
Revenue (millions)	$144.9	$198.9
Gross profit (millions)	$91.3	$93.0
Gross margin	63%	47%
Net loss (millions)	$(29.2)	$(73.5)
Adjusted EBITDA (millions)	$(0.9)	$(19.1)

Please see “Non-GAAP Information” below for a reconciliation of net loss to Adjusted EBITDA and an explanation for why we consider Adjusted EBITDA to be a helpful metric for investors.

Digital Subscriptions

Our ability to expand the number of digital subscriptions is an indicator of our market penetration and growth. Digital subscriptions include BOD, BODi, and prior to Q3 2022, Openfit subscriptions. Digital subscriptions include paid and free-to-pay subscriptions, with free-to-pay subscriptions representing approximately 1% of total digital subscriptions on average. Digital subscriptions are inclusive of all billing plans, currently for annual, semi-annual, quarterly and monthly billing intervals.

Nutritional Subscriptions

Nutritional subscriptions include monthly subscriptions for nutritional products such as Shakeology, Beachbody Performance, BEACHBAR, Bevvy and Ladder Supplements. We also package and bundle the content experience of digital subscriptions with nutritional subscriptions to optimize customer results.

Average Digital Retention

We use month-over-month digital subscription retention, which we define as the average rate at which a subscription renews for a new billing cycle, to measure customer retention.

Total Streams

We use total streams to quantify the number of fitness or nutrition programs viewed per subscription, which is a leading indicator of customer engagement and retention. While the measure of a digital stream may vary across companies, to qualify as a stream on any of our digital platforms, a program must be viewed for a minimum of 25% of the total running time.

Daily Active Users to Monthly Active Users (DAU/MAU)

We use the ratio of daily active users to monthly active users to measure how frequently digital subscribers are utilizing our service in a given month. We define a daily active user as a unique user streaming content on our platform in a given day. We define a monthly active user as a unique user streaming content on our platform in that same month.

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Non-GAAP Information

We use Adjusted EBITDA, which is a non-GAAP performance measure, to supplement our results presented in accordance with GAAP. We believe Adjusted EBITDA is useful in evaluating our operating performance, as it is similar to measures reported by our public competitors and is regularly used by security analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA is not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

We define and calculate Adjusted EBITDA as net income (loss) adjusted for depreciation and amortization, amortization of capitalized cloud computing implementation costs, amortization of content assets, interest expense, income tax provision (benefit), equity-based compensation, and other items that are not normal, recurring, operating expenses necessary to operate the Company’s business as described in the reconciliation below.

We include this non-GAAP financial measure because it is used by management to evaluate Beachbody’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted EBITDA excludes certain expenses that are required in accordance with GAAP because they are non-cash (for example, in the case of depreciation and amortization, equity-based compensation, and net realizable value adjustment) or are not related to our underlying business performance (for example, in the case of interest income and expense).

The table below presents our Adjusted EBITDA reconciled to our net loss, the closest GAAP measure, for the periods indicated:

	Three months ended March 31,
(in thousands)	2023	2022
Net loss	$(29,188)	$(73,533)
Adjusted for:
Depreciation and amortization	10,713	21,587
Amortization of capitalized cloud computing implementation costs	41	168
Amortization of content assets	5,561	6,164
Interest expense	2,331	19
Income tax provision (benefit)	48	(706)
Equity-based compensation	9,555	4,564
Employee incentives, expected to be settled in equity (1)	(5,466)	—
Inventory net realizable value adjustment (2)	—	14,934
Restructuring and platform consolidation costs (3)	6,059	7,887
Change in fair value of warrant liabilities	(57)	(264)
Non-operating (4)	(484)	72

Adjusted EBITDA	$(887)	$(19,108)

(1)

The non-cash charge for employee incentives which were expected to be settled in equity was recorded and included in the Adjusted EBITDA calculation during the year ended December 31, 2022. During the three months ended March 31, 2023, we reclassified the non-cash charge from employee incentives expected to be settled in equity to equity-based compensation because we settled certain employee incentives with RSU awards during the period.

(2)

Represents a non-cash expense to reduce the carrying value of our connected fitness inventory and related future commitments. This adjustment was included during the three months ended March 31, 2022 because of its unusual magnitude due to disruptions in the connected fitness market.

(3)

Includes restructuring expense and non-recurring personnel costs associated with executing our key growth priorities during the three months ended March 31, 2023 and with the consolidation of our digital platforms during the three months ended March 31, 2022.

(4)	Primarily includes interest income.

23

Results of Operations

The Company has one operating segment. The following discussion of our results and operations is on a consolidated basis.

(in thousands)	Three months ended March 31,
	2023	2022
Revenue:
Digital	$64,773	$81,745
Nutrition and other	74,120	97,664
Connected fitness	6,008	19,513

Total revenue	144,901	198,922

Cost of revenue:
Digital	14,967	16,425
Nutrition and other	31,039	44,774
Connected fitness	7,555	44,706

Total cost of revenue	53,561	105,905

Gross profit	91,340	93,017
Operating expenses:
Selling and marketing	76,576	106,444
Enterprise technology and development	19,096	33,697
General and administrative	17,716	20,073
Restructuring	5,387	7,223

Total operating expenses	118,775	167,437

Operating loss	(27,435)	(74,420)
Other income (expense)
Change in fair value of warrant liabilities	57	264
Interest expense	(2,331)	(19)
Other income, net	569	(64)

Loss before income taxes	(29,140)	(74,239)
Income tax (provision) benefit	(48)	706

Net loss	$(29,188)	$(73,533)

24

Revenue

Revenue includes digital subscriptions, nutritional supplement subscriptions, one-time nutritional sales, connected fitness products, access to our online Partner business management platform, preferred customer program memberships, and other fitness-related products. We often sell bundled products that combine digital subscriptions, nutritional products, and/or other fitness products. We consider these sales to be revenue arrangements with multiple performance obligations and allocate the transaction price to each performance obligation based on its relative stand-alone selling price. We defer revenue when we receive payments in advance of delivery of products or the performance of services. Digital subscription revenue is recognized ratably over the subscription period of up to 38 months.

	Three months ended March 31,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Revenue
Digital	$64,773	$81,745	$(16,972)	(21%)
Nutrition and other	74,120	97,664	(23,544)	(24%)
Connected fitness	6,008	19,513	(13,505)	(69%)

Total revenue	$144,901	$198,922	$(54,021)	(27%)

The decrease in digital revenue for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022, was primarily due to a decrease in revenue from our digital streaming services due to 29% fewer subscriptions, partially offset by an increase in revenue per subscription.

The decrease in nutrition and other revenue for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022, was primarily due to a $20.4 million decrease in revenue from nutritional products due to 30% fewer nutritional subscriptions and a $1.4 million decrease in fitness accessories revenue.

The decrease in connected fitness revenue for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022, was primarily due to lower demand resulting from reduced promotional activity.

Cost of Revenue

Digital Cost of Revenue

Digital cost of revenue includes costs associated with digital content creation including amortization and revision of content assets, depreciation of streaming platforms, digital streaming costs, and amortization of acquired digital platform intangible assets. It also includes customer service costs, payment processing fees, depreciation of production equipment, live trainer costs, facilities, and related personnel expenses.

Nutrition and Other Cost of Revenue

Nutrition and other cost of revenue includes product costs, shipping and handling, fulfillment and warehousing, customer service, and payment processing fees. It also includes depreciation of nutrition-related e-commerce websites and social commerce platforms, amortization of acquired formulae intangible assets, facilities, and related personnel expenses.

Connected Fitness Cost of Revenue

Connected fitness cost of revenue consists of product costs, including bike and tablet hardware costs, duties and other applicable importing costs, shipping and handling costs, warehousing and logistics costs, costs associated with service calls and repairs of products under warranty, payment processing and financing fees, customer service expenses, and personnel-related expenses associated with supply chain and logistics.

25

	Three months ended March 31,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Cost of revenue
Digital	$14,967	$16,425	$(1,458)	(9%)
Nutrition and other	31,039	44,774	(13,735)	(31%)
Connected fitness	7,555	44,706	(37,151)	(83%)

Total cost of revenue	$53,561	$105,905	$(52,344)	(49%)

Gross profit
Digital	$49,806	$65,320	$(15,514)	(24%)
Nutrition and other	43,081	52,890	(9,809)	(19%)
Connected fitness	(1,547)	(25,193)	23,646	94%

Total gross profit	$91,340	$93,017	$(1,677)	(2%)

Gross margin
Digital	77%	80%
Nutrition and other	58%	54%
Connected fitness	(26%)	(129%)

The decrease in digital cost of revenue for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022, was due to a $0.6 million decrease in the amortization of content assets as a result of lower production spend and a $0.4 million decrease in both streaming costs and payment processing fees as a result of lower revenue. The decrease in digital gross margin for the three months ended March 31, 2023 compared to the three months ended March 31, 2022 was primarily the result of fixed expenses on lower digital revenue.

The decrease in nutrition and other cost of revenue for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022, was primarily due to a $5.5 million decrease in product costs and a $3.8 million decrease in fulfillment and shipping expense related to the decrease in nutrition and other revenue, a $1.9 million decrease in depreciation expense as a result of the end of the useful life of certain fixed assets, and a $1.3 million decrease in customer service expense due to a decrease in the volume of contacts related to nutrition and other revenue. Nutrition and other gross margin increased primarily as a result of the favorable shift in revenue to higher-margin products, lower shipping and customer service expense, and lower fixed depreciation expense.

The decrease in connected fitness cost of revenue was driven by lower inventory value adjustments of $14.1 million and an $14.4 million decrease in product costs and a $6.4 million decrease in freight, fulfillment, and shipping expenses as the result of lower connected fitness revenue. The connected fitness negative gross margin improvement for the three months ended March 31, 2023 compared to the three months ended March 31, 2022 was primarily due to lower inventory value adjustments and an increase in average order value, partially offset by the impact of fixed warehousing expenses on lower connected fitness revenue.

Operating Expenses

Selling and Marketing

Selling and marketing expenses primarily include the cost of Partner compensation, advertising, royalties, promotions and events, and third-party sales commissions as well as the personnel expenses for employees and consultants who support these areas. Selling and marketing expense as a percentage of total revenue may fluctuate from period to period based on total revenue, timing of new content and nutritional product launches, and the timing of our media investments to build awareness around launch activity.

	Three months ended March 31,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Selling and marketing	$76,576	$106,444	$(29,868)	(28%)
As a percentage of total revenue	52.8%	53.5%

26

The decrease in selling and marketing expense for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022, was primarily due to a $13.9 million decrease in Partner compensation as a result of lower commissionable revenue, $6.1 million decrease in personnel-related expenses due to lower headcount, $6.0 million decrease in online and television media expense related to our media investment strategy which was implemented in Q1 2022, and a $2.5 million decrease in the amortization of intangible assets due to the impairment of certain assets in Q4 2022.

Selling and marketing expense as a percentage of total revenue decreased by 70 basis points primarily due to lower fixed expenses, partially offset by the shift in revenue mix to higher-commission products.

Enterprise Technology and Development

Enterprise technology and development expenses primarily relate to enterprise systems applications, hardware, and software that serve as the technology infrastructure for the Company and are not directly related to services provided or tangible goods sold. This includes maintenance and enhancements of the Company’s enterprise resource planning system, which is the core of our accounting, procurement, supply chain and other business support systems. Enterprise technology and development also includes reporting and business analytics tools, security systems such as identity management and payment card industry compliance, office productivity software, research and development tracking tools, and other non-customer facing applications. Enterprise technology and development expenses include personnel-related expenses for employees and consultants who create improvements to and maintain technology systems and are involved in the research and development of new and existing nutritional products, depreciation of enterprise technology-related assets, software licenses, hosting expenses, and technology equipment leases.

	Three months ended March 31,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Enterprise technology and development	$19,096	$33,697	$(14,601)	(43%)
As a percentage of total revenue	13.2%	16.9%

The decrease in enterprise technology and development expense for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022, was primarily due to an $11.7 million decrease in personnel-related expenses due to lower headcount and a $2.9 million decrease in depreciation expense as a result of the end of the useful life of certain fixed assets.

Enterprise technology and development expense as a percentage of total revenue decreased by 370 basis points due to lower fixed expenses.

General and Administrative

General and administrative expense includes personnel-related expenses and facilities-related costs primarily for our executive, finance, accounting, legal and human resources functions. General and administrative expense also includes fees for professional services principally comprised of legal, audit, tax, and insurance.

	Three months ended March 31,
	2023	2022	$ Change	% Change

	(dollars in thousands)
General and administrative	$17,716	$20,073	$(2,357)	(12%)
As a percentage of total revenue	12.2%	10.1%

27

The decrease in general and administrative expense for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022, was primarily due to $2.2 million decrease in personnel-related expenses as a result of lower headcount.

General and administrative expense as a percentage of total revenue increased by 210 basis points due to lower total revenue.

Restructuring

In 2023, restructuring charges primarily relate to activities focused on aligning our operations with our key growth priorities, including a reduction in headcount. Restructuring charges in 2022 relate to the consolidation of our streaming fitness and nutrition offerings into a single Beachbody platform. The charges incurred primarily consist of employee termination costs.

	Three months ended March 31,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Restructuring	$5,387	$7,223	$(1,836)	(25%)

Other Income (Expense)

The change in fair value of warrant liabilities consists of the fair value changes of the public, private placement, and Term Loan warrants. Interest expense primarily consists of interest expense associated with our borrowings and amortization of debt discount and issuance costs for our Term Loan in 2022 and Credit Facility in 2021. Other income, net, consists of interest income earned on investments and gains (losses) on foreign currency.

	Three months ended March 31,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Change in fair value of warrant liabilities	$57	$264	$(207)	(78%)
Interest expense	(2,331)	(19)	(2,312)	12,168%
Other income (expense), net	569	(64)	633	989%

The decrease in change in fair value of warrant liabilities during the three months ended March 31, 2023, as compared to three months ended March 31, 2022, primarily resulted from a relatively lower decline in our stock price during the quarter. The increase in interest expense was due to borrowings under the Term Loan during the three months ended March 31, 2023 compared to no borrowings outstanding during the three months ended March 31, 2022. The increase in other income was primarily due to higher interest income as a result of higher interest rates on our cash balances and increased foreign currency gains.

Income Tax (Provision) Benefit

Income tax (provision) benefit consists of income taxes related to U.S. federal and state jurisdictions as well as those foreign jurisdictions where we have business operations.

	Three months ended March 31,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Income tax (provision) benefit	$(48)	$706	$(754)	(107%)

The income tax provision increase for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022, was primarily driven by changes in our projected net deferred taxes after valuation allowance and a decrease in the net expense from discrete events.

28

Liquidity and Capital Resources

	Three months ended March 31,
	2023	2022

	(in thousands)
Net cash used in operating activities	$(7,869)	$(33,371)
Net cash used in investing activities	(3,417)	(12,403)
Net cash (used in) provided by financing activities	(2,441)	1,923

As of March 31, 2023, we had cash and cash equivalents totaling $66.4 million.

Net cash used in operating activities was $7.9 million for the three months ended March 31, 2023 compared to $33.4 million for the three months ended March 31, 2022. The decrease in cash used in operating activities during the three months ended March 31, 2023, compared to the prior year quarter, was primarily due to a decrease in net loss as a result of lower headcount due to the Company’s restructuring activities and as a result of reduced media spend in addition to a decrease in payments due to lower prior year payables. These decreases were partially offset by lower cash received from inventory sold.

Net cash used in investing activities was $3.4 million and $12.4 million for the three months ended March 31, 2023 and 2022, respectively. The decrease in net cash used in investing activities was due to the decrease in capital expenditures, in line with expectations.

Net cash used in financing activities was $2.4 million for the three months ended March 31, 2023 compared to net cash provided by financing activities of $1.9 million for the three months ended March 31, 2022. The change in net cash from financing activities was primarily due to taxes associated with the vesting of restricted stock during Q1 2023 and debt repayments on our Term Loan compared to proceeds from stock option exercises during Q1 2022.

On August 8, 2022, the Company, Beachbody, LLC, a Delaware limited liability company and wholly-owned direct subsidiary of the Company (the “Borrower”), and certain subsidiaries of the Company (together with the Company, the “Guarantors”), entered into a financing agreement (as amended, the “Financing Agreement”) with the lenders party thereto and Blue Torch Finance, LLC, as administrative agent and collateral agent for such lenders, providing for a senior secured term loan facility in an initial aggregate principal amount of $50.0 million (the “Term Loan”). Obligations under the Financing Agreement are guaranteed by the Guarantors, and secured by a lien on and security interest in substantially all of the assets of the Borrower and the Guarantors (together with the Borrower, the “Loan Parties”), subject to customary exceptions. As of March 31, 2023, our borrowings outstanding under the Term Loan were $49.1 million. During the three months ended March 31, 2023, the Term Loan was a SOFR loan, with a cash interest rate of 12.03%.

The Financing Agreement contains financial covenants that require us to maintain (a) certain minimum revenue levels, to be tested on a quarterly basis, and (b) minimum Liquidity (as defined in the Financing Agreement) of (i) $12.5 million at all times through June 30, 2023, and (ii) $15.0 million at all times thereafter through the maturity of the term loan facility. We were in compliance with these covenants as of March 31, 2023.

The Financing Agreement also contains customary representations, warranties, and covenants, which include, but are not limited to, restrictions on indebtedness, liens, fundamental changes, restricted payments, asset sales, affiliate transactions, changes in line of business, investments, negative pledges and amendments to organizational documents and material contracts. The Financing Agreement contains customary events of default, which among other things include (subject to certain exceptions and cure periods): failure to pay principal, interest, or any fees or certain other amounts when due; breach of any representation or warranty, covenant, or other agreement in the Financing Agreement and other related loan documents; the occurrence of a bankruptcy or insolvency proceeding with respect to any Loan Party; any failure by a Loan Party to make a payment with respect to indebtedness having an aggregate principal amount in excess of a specified threshold; and certain other customary events of default. See Note 9, Debt, for additional discussion of the Term Loan.

As of March 31, 2023, we have $35.9 million of lease obligations and purchase commitments associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. See Note 8, Commitments and Contingencies, for discussion of our contractual commitments that are primarily due within the next year.

29

Our future capital requirements may vary materially from those currently planned and will depend on many factors, including our rate of revenue growth and overall economic conditions. We continue to assess and efficiently manage our working capital, and expect to generate additional liquidity through continued cost control initiatives. We believe that existing cash and cash equivalents and cost control initiatives will provide the Company with sufficient liquidity to meet our anticipated cash needs, including debt service requirements, for the next twelve months.

We may explore additional equity financing to supplement our anticipated working capital balances and further strengthen our financial position, but do not at this time know which form it will take or what the terms will be. The sale of additional equity would result in additional dilution to our shareholders. There can be no assurances that we will be able to raise additional capital in amounts or on terms acceptable to us.

Critical Accounting Policies and Estimates

There have been no material changes to the Company’s critical accounting policies and estimates discussed in the 2022 Annual Report on Form 10-K in Item 7 under the heading Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies and Estimates.

Recent Accounting Pronouncements

See Note 1, Description of Business and Summary of Significant Accounting Policies, of the notes to our unaudited condensed consolidated financial statements included elsewhere in this Report for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted.

30

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

Foreign Currency Risk

We are exposed to foreign currency exchange risk related to transactions in currencies other than the U.S. Dollar, which is our functional currency. Our foreign subsidiaries, sales, certain inventory purchases and operating expenses expose us to foreign currency exchange risk. For the three months ended March 31, 2023 and 2022, approximately 10% of our revenue was in foreign currencies. These sales were primarily denominated in Canadian dollars and British pounds.

We use derivative instruments to manage the effects of fluctuations in foreign currency exchange rates on our net cash flows. We primarily enter into option contracts to hedge forecasted payments, typically for up to 12 months, for cost of revenue, selling and marketing expenses, general and administrative expenses and intercompany transactions not denominated in the local currencies of our foreign operations. We designate some of these instruments as cash flow hedges and record them at fair value as either assets or liabilities within the consolidated balance sheets. Some of these instruments are freestanding derivatives for which hedge accounting does not apply.

Changes in the fair value of cash flow hedges are recorded in accumulated other comprehensive income (loss) until the hedged forecasted transaction affects earnings. Deferred gains and losses associated with cash flow hedges of third-party payments are recognized in cost of revenue, selling and marketing or general and administrative expenses, as applicable, during the period when the hedged underlying transaction affects earnings. Changes in the fair value of certain derivatives for which hedge accounting does not apply are immediately recognized directly in earnings to cost of revenue.

A hypothetical 10% change in exchange rates, with the U.S. dollar as the functional and reporting currency, would not result in a material increase or decrease in cost of revenue and operating expenses due to the derivative instruments we use to hedge any foreign currency exposure.

The aggregate notional amount of foreign exchange derivative instruments at March 31, 2023 and year ended December 31, 2022 was $16.7 million and $17.6 million, respectively.

Item 4. Controls and Procedures.

Management’s Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of March 31, 2023. Based upon that evaluation, as a result of the material weaknesses identified in our 2022 Form 10-K, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective as of the end of the period covered by this Report.

Changes in Internal Control Over Financial Reporting

We continue to be in the process of implementing changes, as more fully described in our 2022 Form 10-K, to our internal control over financial reporting to remediate the material weaknesses as described in our 2022 Form 10-K.

There has been no change in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during our most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Limitations on Effectiveness of Controls and Procedures

Our disclosure controls and procedures are designed to provide reasonable assurance of achieving their objectives, as specified above. Our management recognizes that any control system, no matter how well designed and operated, is based upon certain judgements and assumptions and cannot provide absolute assurance that its objectives will be met.

PART II—OTHER INFORMATION

Item 1. Legal Proceedings.

We are and, from time to time, we may become, involved in legal proceedings or be subject to claims arising in the ordinary course of our business. There have been no material changes from the information previously reported under Part I, Item 3 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

31

Item 1A. Risk Factors.

Other than as set forth below, there have been no material developments with respect to the information previously reported under Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. These risk factors describe some of the assumptions, risks, uncertainties and other factors that could adversely affect our business or that could otherwise result in changes that differ materially from our expectations. We may disclose changes to such risk factors or disclose additional risk factors from time to time in our future filings with the SEC, including as set forth below.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

Unregistered Sales of Equity Securities and Use of Proceeds.

None.

Issuer Repurchase of Equity Securities.

None.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosure.

None.

Item 5. Other Information.

None.

32

Item 6. Exhibits.

		Incorporated by Reference
Exhibit		Form	Exhibit	Filing Date	File No.	Filed or Furnished herewith

2.1	Agreement and Plan of Merger, dated as of February 9, 2021, by and among Forest Road Acquisition Corp., BB Merger Sub, Inc., Myx Merger Sub, LLC, The Beachbody Company Group, LLC, And Myx Fitness Holdings, LLC.	8-K/A	2.1	2/16/2021	001-39735

3.1	Amended and Restated Certificate of Incorporation of The Beachbody Company, Inc.	8-K	3.1	7/1/2021	001-39735

3.2	Amended and Restated Bylaws of The Beachbody Company, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed July 1, 2021).	8-K	3.2	7/1/2021	001-39735

4.1	Form of Warrant.	10-Q	10.3	8/8/2022	001-39735

10.1	Financing Agreement, dated August 8, 2022, by and among Beachbody, LLC, a Delaware limited liability company, The Beachbody Company, Inc., a Delaware corporation (the “Parent”), each subsidiary of the Parent from time to time party thereto, the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), and Blue Torch Finance, LLC, as collateral agent and as administrative agent for the Lenders.	10-Q	10.2	8/8/2022	001-39735

10.2^	The Beachbody Company, Inc. Deferred Compensation Plan for Directors	10-K	10.10	3/16/2023	001-39735

10.3^	Offer of Employment Letter, dated September 27, 2021, by and between The Beachbody Company and Blake Bilstad.	10-Q	10.1	11/15/2021	001-39735

10.4^	Confidential Separation and General Release Agreement, dated as of March 10, 2023 and effective May 1, 2023, by and between Beachbody, LLC and Blake Bilstad.	10-K	10.15	3/16/2023	001-39735

31.1	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) and 15d-14(a)					*

31.2	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) and 15d-14(a)					*

32.1	Certification of Chief Executive Officer and Chief Financial Officer of Periodic Report Pursuant to 18 U.S.C. Section 1350					*	*

101.INS	Inline XBRL Instance Document					*

101.SCH	Inline XBRL Taxonomy Extension Schema Document					*

101.CAL	Inline XBRL Taxonomy Calculation Linkbase Document					*

101.DEF	Inline XBRL Taxonomy Definition Linkbase Document					*

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document					*

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document					*

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Filed herewith
**	Furnished herewith.
^	Indicates management contract or compensatory plan.

33

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The Beachbody Company, Inc.

Date: May 8, 2023	By:	/s/ Carl Daikeler
Carl Daikeler
Chief Executive Officer
(Principal Executive Officer)

Date: May 8, 2023	By:	/s/ Marc Suidan
Marc Suidan
Chief Financial Officer
(Principal Financial Officer)

34

Exhibit 31.1

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Carl Daikeler, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of The Beachbody Company, Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)

Designed such internal controls over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 8, 2023	By:	/s/ Carl Daikeler
Carl Daikeler
Chief Executive Officer (Principal Executive Officer)

Exhibit 31.2

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Marc Suidan, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of The Beachbody Company, Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)

Designed such internal controls over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 8, 2023	By:	/s/ Marc Suidan
Marc Suidan
Chief Financial Officer (Principal Financial Officer)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K/A

(Amendment No. 1)

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2022

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                to

Commission File Number 001-39735

The Beachbody Company, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	85-3222090
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Continental Blvd, Suite 400, El Segundo, California	90245
(Address of principal executive offices)	(Zip Code)

(310) 883-9000

Registrant’s telephone number, including area code

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	BODY	The New York Stock Exchange
Redeemable warrants, each whole warrant exercisable for one Class A Common Stock at an exercise price of $11.50	BODY WS	The New York Stock Exchange

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    YES  ☐    NO  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    YES  ☐    NO  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    YES  ☒    NO  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    YES  ☒    NO  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report.  ☒

If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements.  ☐

Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b).  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    YES  ☐    NO  ☒

The aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant, based on the closing price reported on the New York Stock Exchange for June 30, 2022, was $127,437,167.

There were 170,911,819 shares of registrant’s Class A Common Stock, par value $0.0001 per share, and 141,250,310 shares of the registrant’s Class X Common Stock, par value $0.0001 per share, outstanding as of March 8, 2023.

Auditor Firm: Ernst & Young LLP	Auditor Firm ID: 42	Auditor Firm Location: Los Angeles, California

1

EXPLANATORY NOTE

The Beachbody Company, Inc. (the “Company,” “we,” “us,” “our” or similar terms) is filing this Amendment No. 1 on Form 10-K/A (this “Amendment”) to amend our Annual Report on Form 10-K for the year ended December 31, 2022, originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 16, 2023 (the “Original 10-K” and, together with the Original Form 10-K, the “Report”), to include the information required by Items 10 through 14 of Part III of Form 10-K. This information was previously omitted from the Original 10-K in reliance on General Instruction G(3) to Form 10-K, which permits the information in the above referenced items to be incorporated in the Form 10-K by reference from our definitive proxy statement if such statement is filed no later than 120 days after our fiscal year-end. We are filing this Amendment to include Part III information in our Report because a definitive proxy statement containing such information may not be filed by us within 120 days after the end of the fiscal year covered by our Report.

In accordance with Rule 12b-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Part III, Items 10 through 14 of the Original 10-K are hereby amended and restated in their entirety. Additionally, in accordance with Rules 12b-15 and 13a-14 under the Exchange Act, we have amended Part IV, Item 15 to include currently dated certifications pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. Since no new financial statements have been included in this Amendment and this Amendment does not contain or amend any disclosure with respect to Items 307 and 308 of Regulation S-K, paragraphs 3, 4, and 5 of the certifications have been omitted. Similarly, since no financial statements have been included in this Amendment, certifications pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 have been omitted.

Except for the changes to Part III and the filing of related certifications added to the list of Exhibits in Part IV, this Amendment makes no changes to the Original 10-K. This Amendment does not reflect events occurring after the filing of the Original 10-K or modify disclosures affected by subsequent events. Terms used but not otherwise defined in the Amendment have such meaning as ascribed to them in the Original 10-K.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Exchange Act, including statements about and the financial condition, results of operations, earnings outlook and prospects of the Company. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on our current expectations as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to the following:

•

our future financial performance, including our expectations regarding our revenue, cost of revenue, gross profit, operating expenses including changes in selling and marketing, general and administrative, and enterprise technology and development, expenses (including any components of the foregoing) and our ability to achieve and maintain future profitability;

•	our anticipated growth rate and market opportunity;

•	our liquidity and ability to raise financing;

•	our success in retaining or recruiting, or changes required in, officers, key employees or directors;

•	our warrants are accounted for as liabilities and changes in the value of such warrants could have a material effect on our financial results;

•	our ability to effectively compete in the fitness and nutrition industries;

•	our ability to successfully acquire and integrate new operations;

•	our reliance on a few key products;

•	market conditions and global and economic factors beyond our control;

•	intense competition and competitive pressures from other companies worldwide in the industries in which we will operate;

•	litigation and the ability to adequately protect our intellectual property rights; and

•	other risks and uncertainties set forth in this Report under the heading “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by management prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

PART III

Item 10. Directors, Executive Officers, and Corporate Governance.

Directors

The following table and biographical information sets forth certain information for each director of the Company’s board of directors (“Board” or “Board of Directors”). Such information is current as of February 20, 2023. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director is qualified to serve on our Board of Directors in light of our business.

Name	Age	Director Since	Committee Membership
			Audit	Compensation	Nominating
Carl Daikeler	59	1998	—	—	—
Mary Conlin	58	2021	✓	✓	—
Kristin Frank	57	2021	—	✓	✓
Michael Heller	58	2012	—	—	Chair
Ann Lundy	52	2023	Chair	—	—
Kevin Mayer	60	2021	✓	—	—
John Salter	45	2018	—	—	✓
Ben Van de Bunt	60	2019	✓	Chair	✓

Carl D. Daikeler has served as our Chairman and CEO since he co-founded Beachbody in 1998. Prior to Beachbody, Mr. Daikeler worked at Guthy-Renker assisting with new products for infomercials. He also runs the Beachbody Foundation, a non-profit organization contributing to a number of foundations such as the International Justice Mission, Hope Of The Valley, NAACP, The Lakota Tribe, Upward Bound House, Go Campaign, and Save-A-Warrior (SAW). Mr. Daikeler obtained a B.A. from Ithaca College. We believe Mr. Daikeler is qualified to serve as a member of our Board of Directors because of his extensive business and leadership experience and, in particular, his experience leading Beachbody.

Mary Conlin has served as a member of our Board since June 2021. From 2001-2007 Ms. Conlin served as Director and Head of Marketing & Corporate Communications for Pixar Animation Studios, a computer animation studio which was acquired in 2006 by The Walt Disney Company, and has since retired. Prior to Pixar, from 1990-1996 and again from 1998-1999 she served as Director of International Distribution and Director of Worldwide Promotions for the theatrical division at Warner Bros. Pictures, a multinational film production company. Ms. Conlin started her career in advertising at VMLY&R, formerly known as Young & Rubicam. Since May 2020 she has served on the board of directors for Daily Journal Corp, a public publishing and technology company. Ms. Conlin obtained a B.A. from Princeton University 1986 and an M.B.A. from Harvard University 1990. We believe Ms. Conlin is qualified to serve on our board of directors due to her extensive leadership and marketing experience.

Kristin Frank has served as a member of our Board since November 2021. Ms. Frank has served as Chief Executive Officer of AdPredictive since March 2020 a customer intelligence platform that connects data and machine learning to business outcomes to help marketers deliver efficient and effective results and sustainable growth for companies. She also currently sits on the boards of Brightcove, Inc., a leading global provider of cloud services for video, and Gaia, Inc., a global video streaming service and community. Before joining AdPredictive, from 1995to 2017 Ms. Frank served at Viacom, a former media conglomerate now operating as Paramount Global, in various capacities as a member of its executive and regional teams, serving most recently as the Chief Operating Officer of the division overseeing revenue, strategy, and operations for MTV. Ms. Frank also served as the Executive Vice President and Head of Digital for the Music and Entertainment Division, in which she developed scaled digital, product, and content businesses for MTV, Comedy Central, VH1, CMT, LOGO, and MTV2. Additionally, she served as the Regional Vice President of Content Distribution and

Marketing, the Chief Operating Officer of LOGO, and the General Manager of MTV and VH1 Digital Media. Ms. Frank obtained a B.B.A. degree in Finance from the University of Iowa. We believe Ms. Frank is qualified to serve on our Board of Directors due to her extensive leadership, board governance, and marketing experience.

Ann Lundy has served as a member of our Board since January 2023. Ms. Lundy has served as Senior Vice President, Corporate Finance and Internal Audit of Activision Blizzard, a public video game holding company, since November 2021 and before that served as Vice President, Internal Audit from September 2019. Prior to Activision Blizzard, in 2019 Ms. Lundy was an executive consultant in finance, accounting and project management services and before that served as Senior Vice President and Chief Accounting Officer of MH Sub I, LLC (d/b/a Internet Brands), a company operating online media, community and e-commerce sites, in 2018. Prior to that, from March 2003 to August 2018 Ms. Lundy served various leadership positions at Mattel, Inc., including as Senior Vice President Finance & Strategy, Global Development and Product Supply. Ms. Lundy obtained a B.S. in Accounting from Oakland University and is licensed as an inactive certified public accountant in Michigan since October 1994. We believe Ms. Lundy is qualified to serve on our Board of Directors to her extensive financial and public company experience.

Kevin Mayer has served as a member of our Board since June 2021. Kevin Mayer has served since January 2022 as Co-Chief Executive Officer and founder of Candle Media, a next generation media company, home to category-defining brands including Hello Sunshine, Moonbug Entertainment, Faraway Road Productions and Westbrook Media. Mr. Mayer is also co-founder and managing director of Smash Capital, serves as Chairman of DAZN Group, a major global sports media company, and is on the Board of the Forest Road Company. Prior to founding Candle and Smash Capital, from June 2020to August 2020Mr. Mayer served as CEO of TikTok and COO of its parent company, ByteDance. Before that, from 2015 to 2020 Mr. Mayer served as Chief Strategy Officer at The Walt Disney Company where he oversaw strategy and new business development as well mergers and acquisitions for the company, and subsequently served as Chairman for its Direct-to-Consumer and International segment which included developing or overseeing global streaming platforms including Disney+, ESPN+ and Hulu. Mr. Mayer has been an advisory board member at Salesforce since November 2020 and has served on the board of Tinuiti, a private performance marketing agency since April 2021. Mr. Mayer holds a Bachelor of Science in Mechanical Engineering from MIT, a Master of Science in Electrical Engineering from San Diego State University and a Master of Business Administration from Harvard University. We believe Mr. Mayer is qualified to serve on our Board of Directors due to his extensive leadership and media industry experience.

Michael Heller has served as a member of our Board since November 2012. Since 1994 Mr. Heller has served at Cozen O’Connor, an international law firm, currently as the Executive Chairman and Chief Executive Officer. He has served as a member of the Board of Directors of Hanover Fire and Casualty Co., a property and casualty insurance carrier since May 2004. Mr. Heller also sits on several nonprofit boards, including Thomas Jefferson University Hospital, Villanova Law School, CEO’s vs Cancer, Greater Philadelphia Chamber of Commerce and Philadelphia Alliance for Capital and Technologies. Mr. Heller obtained a B.A. with high honors from The Pennsylvania State University and a J.D. from Villanova University. We believe Mr. Heller is qualified to serve on our Board of Directors due to his extensive leadership and board governance experience.

John S. Salter has served as a member of our Board since December 2018. He is a co-founder and partner of The Raine Group LLC (“Raine”) since May 2009, an integrated merchant bank advising and investing in high growth sectors of technology, media and telecommunications, where he is responsible for Raine’s interactive entertainment, real money gaming and digital media practice. Prior to co-founding Raine, he was the Global Head of Digital Media at UBS Investment Bank in the Technology, Media and Telecommunications Group. Prior to joining UBS Investment Bank, Mr. Salter worked in the Internet and New Media Group at Volpe, Brown, Whelan & Co. in San Francisco. Mr. Salter has served as a member of a number of boards of directors including as a director for Huuuge Games, a video game developer on mobile devices and PCs, since October 2017, Play Games 24x7, a leading Indian gaming company, since October 2019 and as an observer for DraftKings, a leading digital sports entertainment and gaming company, August 2014. Mr. Salter obtained a B.A. from Stanford

University. We believe Mr. Salter is qualified to serve on our Board of Directors due to his extensive leadership, industry, and board governance experience.

Ben Van de Bunt has served as a member of our Board since March 2019. Since 2013 Mr. Van de Bunt has been an entrepreneur and co-owner of numerous companies including Silver Creek, Paramount Equity, LoanPal, FHR, Inspire Energy, Nestidd, Omni Energy, Good Finch and Rosewood Homes. Previously, Mr. Van de Bunt was Chief Executive Officer and President at Guthy-Renker from 1993 through 2013. He previously served as a member of the board of directors of Houlihan Lokey from September 2018 to July 2019, Solar City from 2013-2015, Guthy-Renker since 1995, Inspire Energy, GivePower and St. John’s Hospital since 2014. Mr. Van de Bunt obtained a B.A. of the University of California, Los Angeles, and a J.D. from Harvard Law School. We believe Mr. Van de Bunt is qualified to serve on our Board of Directors due to his extensive venture capital, leadership, and board governance experience.

Executive Officers

Below is biographical information for each of our current executive officers as of February 20, 2023, other than Carl Daikeler (whose biographical information is shown under “Directors” above). Each executive officer serves at the discretion of the Board of Directors and the Chief Executive Officer.

Name	Age	Position
Carl Daikeler	59	Co-Founder, Chairman and Chief Executive Officer
Marc Suidan	49	Chief Financial Officer
Blake Bilstad	52	Chief Legal Officer and Corporate Secretary
Michael Neimand	58	President, Beachbody
Kathy Vrabeck	59	Chief Operating Officer

Marc Suidan has served as our Chief Financial Officer since May 2022. Prior to Beachbody, Mr. Suidan served as a Partner at PricewaterhouseCoopers since 2011 and served as their Global Tech, Media and Telecom Leader. Prior to PricewaterhouseCoopers, he served as Co-Founder and CFO of several startups. Mr. Suidan obtained an MBA from the Kellogg School of Management at Northwestern University, a Bachelor of Management from McGill University, and is an active CPA in Canada.

Blake Bilstad has served as our Chief Legal Officer and Corporate Secretary since 2021. Prior to Beachbody, from 2018 through 2021, Mr. Bilstad was the Chief Legal Officer and Corporate Secretary of dosist, an award-winning health and wellness company, and currently still serves on dosist’s board of directors. From 2015 to 2018, Mr. Bilstad served as Senior Vice President General Counsel and Secretary at sports entertainment pioneer, WWE (NYSE: WWE) and was WWE’s acting Senior Vice President—Human Resources from 2015 to 2016. From 2004 to 2015, Mr. Bilstad was General Counsel and Secretary at e-commerce conglomerate Provide Commerce (previously Nasdaq: PRVD), which was publicly-held until its acquisition in 2006 by Liberty Media Corporation. From 1999 to 2004, Mr. Bilstad worked with MP3.com, Inc., a publicly-held digital media company acquired in 2001 by Vivendi Universal S.A., a global entertainment and telecommunications conglomerate, where he helped form VUNet USA and served as the group’s Senior Vice President of Legal Affairs and Secretary. Mr. Bilstad held previous legal positions at Cooley Godward LLP, the U.S. Department of Justice—Antitrust Division, the Harvard Negotiation Project and two other major law firms. Mr. Bilstad earned his Juris Doctor cum laude from Harvard Law School and his Bachelor of Arts degree in History magna cum laude from Duke University.

Michael Neimand has served as President, Beachbody since 2016 and is responsible for our direct selling activities, Team Beachbody, and the direct selling division’s international expansion efforts. Mr. Neimand joined Beachbody in 2006 and has held various positions including Executive Vice-President. Prior to Beachbody, he served as Vice President of Sales and Initiatives at Herbalife and was at the company from 1995 through 2006 and also worked at BAE Systems, a global defense, security and aerospace company. Mr. Neimand obtained a B.A. from the University of California, Los Angeles.

Kathy Vrabeck has served as our Chief Operating Officer since April 2022 after serving as our Chief Strategy Officer from April 2021 to April 2022. Prior to Beachbody, from October 2015 to April 2021 Ms. Vrabeck served as a Senior Client Partner at Korn Ferry, a global talent and organizational advisory firm, where she led Korn Ferry’s Consumer Digital sector. Prior to joining Korn Ferry in October 2015, she was a Partner at Heidrick & Struggles International, Inc., an executive search firm, where she served as both Global Sector Leader of their Media, Entertainment and Digital practice and partner-in-charge of the Los Angeles office. Prior to Heidrick & Struggles, Ms. Vrabeck held a number of leadership positions in digital media companies, including President, Legendary Digital at Legendary Entertainment from March 2009 to March 2011 where she was responsible for the creation, management and delivery of digital entertainment, with a focus on video games. From May 2007 to November 2008, Ms. Vrabeck was with Electronic Arts, Inc., a developer, marketer, publisher and distributor of video games, where she served as President, EA Casual Entertainment. Prior to that, Ms. Vrabeck held executive roles at Activision, Inc. from August 1999 to April 2006, including President, Activision Publishing. Ms. Vrabeck serves as Chair of the board of directors of MediaAlpha, Inc. (NYSE:MAX), a public company specializing in end customer acquisition for insurance carriers, and as a member of the board of directors of United Talent Agency Acquisition Corporation (NASDAQ: UTAA). Ms. Vrabeck received a B.A. in French and economics from DePauw University and an M.B.A. from Indiana University.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities during the fiscal year ended December 31, 2022, were satisfied, except that due to administrative errors certain persons who own more than ten percent of a registered class of our equity securities (RPIII Rainsanity LP, RPIII Corp SPV Management LLC, RPIII Corp Aggregator LP, Raine Associates III Corp (AIV 2) GP LP, Raine Management LLC, The Raine Group LLC, and Raine Holdings LLC (collectively, the “Raine Entities”)) filed one Form 4 late, reporting (i) the grant of equity awards on August 27, 2021 to Mr. Salter, a director of our Board affiliated with the Raine Entities, (ii) the grant of equity awards on May 10, 2022 to Mr. Salter, and (iii) certain disposition of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) on January 19, 2022 via distributions to the limited partners of certain of the Raine Entities. In addition, the Raine Entities filed one Form 3 late due to the inadvertent omission of RPIII Corp SPV Management LLC, Raine Management LLC, The Raine Group LLC, and Raine Holdings LLC from the original Form 3 of the Raine Entities filed on June 29, 2021.

Code of Ethics and Conduct

We have adopted a code of ethics and business conduct that applies to all employees, including employees of our subsidiaries, as well as each member of our Board of Directors. The code of ethics and business conduct is available at our website at https://investors.thebeachbodycompany.com/governance/governance-documents.

We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address specified above.

Audit Committee

The Audit Committee of our Board of Directors (“Audit Committee”) consists of Mary Conlin, Ann Lundy, Kevin Mayer, and Ben Van de Bunt, with Ms. Lundy serving as chair. Rule 10A-3 of the Exchange Act and the New York Stock Exchange (“NYSE”) rules require that our Audit Committee be composed entirely of independent members. Our Board of Directors has affirmatively determined that Mmes. Conlin and Lundy and Messrs. Mayer and Van de Bunt each meet the definition of “independent director” for purposes of serving on the Audit Committee under Rule 10A-3 of the Exchange Act and the NYSE rules. Each member of our Audit Committee also meets the financial literacy requirements of NYSE listing standards. In addition, our Board of Directors has determined that Ms. Lundy qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Our Audit Committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	assisting the board of directors in evaluating the qualifications, performance, and independence of our independent auditors;

•	assisting the board of directors in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;

•	assisting the board of directors in monitoring our compliance with legal and regulatory requirements;

•	assisting the board of directors in monitoring the performance of our internal audit function;

•	monitoring the performance of our internal audit function;

•	reviewing with management and our independent auditors our annual and quarterly financial statements;

•

establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report that the rules and regulations of the SEC require to be included in our annual proxy statement.

Our Audit Committee also reviews the related party transaction policy described under “Certain Relationships and Related Party Transactions.” Our Audit Committee operates under a written charter which is available on our website at https://investors.thebeachbodycompany.com/governance/governance-documents.

Item 11. Executive Compensation.

COMPENSATION DISCUSSION AND ANALYSIS

General

In this Compensation Discussion and Analysis, we provide an overview and analysis of the compensation awarded to or earned by our named executive officers identified in the Summary Compensation Table below (each, an “NEO”) during fiscal 2022, including the elements of our compensation program for NEOs, material compensation decisions made under that program for fiscal 2022, and the material factors considered in making those decisions. Our NEOs for the year ended December 31, 2022 were:

•	Carl Daikeler, Co-Founder, Chairman, and Chief Executive Officer;

•	Marc Suidan, Chief Financial Officer;

•	Sue Collyns, Former President and Former Chief Financial Officer;

•	Blake Bilstad, Chief Legal Officer and Corporate Secretary;

•	Michael Neimand, President, Beachbody; and

•	Kathy Vrabeck, Chief Operating Officer.

Ms. Vrabeck was appointed as the Company’s Chief Operating Officer, effective April 15, 2022.

Effective May 10, 2022, Ms. Collyns’ role as President and Chief Financial Officer of the Company ended, at which time Mr. Suidan was appointed as the Company’s Chief Financial Officer. On May 31, 2022, Ms. Collyns’ employment with the Company terminated. Following her termination, Ms. Collyns will remain with the Company in an advisory capacity through May 31, 2023.

Effective May 1, 2023, Mr. Bilstad’s employment with the Company will terminate.

Executive Summary

2022 Highlights.

Following are some of our key 2022 operational and financial highlights of our performance:1

•	Total revenue decreased 21% to $692.2 million compared to 2021.

•	Digital revenue decreased 18% to $300.7 million.

•	Nutrition and Other revenue decreased 24% to $353.3 million.

•	Connected Fitness revenue decreased 11% to $38.2 million.

•	Operating loss improved by $94.1 million to $203.2 million compared to an operating loss of $297.3 million in 2021.

•	Net loss was $194.2 million compared to a net loss of $228.4 million in 2021.

•	Adjusted EBITDA was ($23.3) million compared to ($86.1) million in 2021.

•

Cash used in operating activities was ($47.2) million compared to ($215.2) million in 2021, and cash used in investing activities was ($26.5) million compared to ($125.2) million in 2021. Total cash used in operating and investing activities was ($73.7) million compared to ($340.4) million in 2021.

•	Cash and cash equivalents decreased 23% to $80.1 million compared to the prior year period.

[1]	See Supplemental Disclosure Regarding Non-GAAP Financial Information on Annex A.

The chart below summarizes the various elements of our executive compensation program and their purpose. Further detail on each of these compensation elements is provided in the sections that follow.

	Objective	Type of Compensation	Key Features	2022 Actions Taken
Base Salary	• Provides fixed pay that attracts and retains talented executives in a competitive market, recognizes individual roles and level of responsibilities, and provides stable income	Cash	• Reflects individual skills, experience, responsibilities and performance over time, as well as market practice	• The 2022 base salary for our NEOs was not changed from fiscal year 2021

Short-Term Incentive—Annual Incentive Plan

•  Motivate and retain employees and align incentives to near-term company objectives

•  Promotes and reinforces the attainment of annual performance objectives and rewards executives for their contributions toward achieving those objectives

		Cash and/or Equity	• Performance-based reward tied to achievement of annual corporate financial performance targets

•  Other than with respect to Ms. Vrabeck, the target bonus opportunities for each of our NEOs in 2022 was not increased or changed from fiscal year 2021

•  In 2022, performance targets were 100% tied to total Company Pre-Bonus EBITDA, subject to cash availability to pay earned bonuses and other conditions

Long-Term Incentives	• Aligns executives’ interests with our stockholders’ interests, emphasizes long-term performance, and helps retain executive talent • Promotes retention and enhances executive stock ownership	Equity	• Links value to stock price appreciation and directly aligns with stockholders’ interests

•  Each of our NEOs, other than Mr. Daikeler and Ms. Collyns, received an award of options in 2022.

•  Mr. Suidan also received a “sign on” award of restricted stock units covering shares of our Common Stock (“RSUs”) in connection with his hiring

	Objective	Type of Compensation	Key Features	2022 Actions Taken

Severance Protections	• Aid in attracting and retaining executive talent and help executives to remain focused and dedicated during potential transition periods due to a change in control	Benefit

•  Facilitates an orderly transition in the event of management changes

•  Helps ensure NEOs remain focused on creating sustainable performance in case of personal uncertainties or risk of job loss

•  Provides confidentiality, non-competition, non-solicitation and non-disparagement protections

• In connection with her termination of employment by the Company without “cause,” Ms. Collyns received the severance payments and benefits under her employment agreement

Other Benefits	• Provide programs for employees to pursue physical and financial wellbeing through retirement and health and welfare benefits • We also provide certain other perquisites to our NEOs	Benefit	• Broad-based benefits available to all employees • Some executive perquisites	• No changes in 2022

Compensation Governance and Best Practices.

We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices include the following:

What We Do	What We Do Not Do
✓ Emphasize performance-based, at-risk compensation.	✗ Do not guarantee annual salary or target bonus increases.
✓ Emphasize the use of equity compensation to promote executive retention and reward long-term value creation.	✗ Do not grant uncapped cash incentives or guaranteed equity compensation.
✓ Weight the overall pay mix towards incentive compensation for senior executives.	✗ Do not provide significant or excessive perquisites.
✓ Engage an independent compensation consultant to advise our Compensation Committee.	✗ Do not maintain any defined benefit pension plans or supplemental executive retirement plans.
✓ Evaluate benchmarked compensation data in compensation decision making process.	✗ Do not provide single-trigger payments or benefits upon a change in control
✓ Link our short-term annual bonus program to pre-established financial performance objectives.	✗ Do not provide any tax gross-ups to cover excise taxes under Section 4999 in connection with a change in control

Stockholder Advisory Vote on Executive Compensation

We expect to ask our stockholders to vote, at the next annual meeting of stockholders, in a non-binding, advisory vote to approve the compensation of our NEOs (the “Say-on-Pay Vote”). Our Compensation Committee will review the result of the Say-on-Pay Vote, and, depending on the outcome, will implement any necessary changes to our executive compensation program as a result of the vote. We were not required to hold a Say-on-Pay Vote in 2022; however, at our 2022 annual meeting of stockholders, our stockholders voted in a non-binding advisory vote in favor of having a Say-On-Pay Vote once every year. Consistent with the stated preference of a majority of our stockholders, our next advisory vote on our NEOs’ compensation (after the vote to be held at the next annual meeting of stockholders) will be held at the following annual meeting of stockholders.

Executive Compensation Objectives and Philosophy

The key objective of our executive compensation program is to motivate and reward our executives to drive the Company’s short- and long-term financial and strategic business performance in order to maximize long-term stockholder value. Specifically, our executive compensation philosophy is to have a compensation program that:

•	Motivates and incentivizes executives to achieve the Company’s financial and strategic business objectives through the use of variable/at-risk compensation plans;

•	Aligns actual/earned compensation levels with the Company’s achievement of its key business objectives and creation of long-term shareholder value;

•	Attracts and retains key executive-level talent to lead and execute on business strategy; and

•	Offers total compensation opportunities to executives that, while competitive, are internally consistent and fair.

Our compensation philosophy is supported by the pay strategy, which is based on two primary guiding principles: (1) provide a mix of fixed and at-risk compensation to attract and retain key talent who thrive in a results-driven environment, and (2) set competitive pay levels to effectively attract and retain key talent. While external market data will be used as a reference point in setting pay levels, executives are not targeted to a certain market percentile positioning; instead, executives may be compensated above or below the market median based on several internal and external factors including their respective role and responsibilities, contribution to the organization, individual performance and potential, experience in the role, internal equity, Company performance, and external market data, as described further below under “—Determination of Executive Compensation.”

Determination of Executive Compensation

Role of Compensation Committee and Executive Officers

The Compensation Committee is responsible for establishing and overseeing our executive compensation programs and we expect that the Compensation Committee will annually review and determine the compensation to be provided to our NEOs, including with respect to our Chief Executive Officer.

Consistent with our compensation philosophy, in setting executive compensation, the Compensation Committee will consider a number of factors, including the recommendations of our Chief Executive Officer (other than with respect to the Chief Executive Officer’s own compensation) and our People team, current and past total compensation, competitive market data and analysis provided by the Compensation Committee’s independent compensation consultant, Company performance and each executive’s impact on performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership, and internal equity pay considerations.

Role of Compensation Consultant

In order to design a competitive, public company executive compensation program that will continue to attract top executive talent and reflect our compensation philosophy, our Compensation Committee retained ClearBridge Compensation Group, LLC as an independent compensation consultant (the “Compensation Consultant”). The Compensation Consultant provides executive compensation advisory services, helps evaluate our compensation philosophy and objectives and provides guidance in administering our executive compensation program.

In 2022, we developed a peer group with our Compensation Consultant in structuring our executive compensation program for fiscal year 2022. We have selected the peer group companies based on a combination of relevant factors, including company size (as measured by revenue), market capitalization, and industry, with a focus on fitness/lifestyle companies, health and wellness companies, and other related technology-focused and/or media and entertainment companies. At the time the peer group was set, Beachbody’s annual revenue approximated the 50th percentile of the peer group revenue. This peer group was used for 2022 compensation program decisions, and the Compensation Committee expects to review the relevance of the peer group on an annual basis and determine if any future modifications are necessary at that time. The following peer group was used to inform 2022 compensation decisions:

Fiscal 2022 Peer Group Companies

BellRing Brands	NewAge	Tivity Health (1)
Blue Apron Holdings	Planet Fitness	USANA Health Sciences
Freshpet	Prestige Consumer Healthcare	World Wrestling Entertainment
Medifast	Shutterstock	WW International
Nature’s Sunshine Products	Stitch Fix
Nautilus	The Simply Good Foods Company

(1)	Tivity Health was acquired by Stone Point Capital on June 30, 2022; and was subsequently removed from the FY23 peer group.

As mentioned above, the Compensation Committee does not benchmark any compensation element to a specific percentile, and instead uses the full market range of the peer group benchmarked data as a reference point in setting pay levels.

Elements of Compensation

Base Salary

The base salaries of our NEOs are an important part of their total compensation package, and are intended to reflect their respective positions, duties and responsibilities. Base salaries provide our NEOs with a reasonable degree of financial certainty and stability. Our Compensation Committee annually reviews and determines the base salaries of our executives and evaluates the base salaries of newly hired executives at the time of hire.

The base salary for each of our NEOs in 2022 was not increased or changed from fiscal year 2021. Our NEOs’ annual base salaries as of December 31, 2022 are as follows:

Named Executive Officer	2022 Annualized Base Salary
Carl Daikeler (1)	$1.00
Marc Suidan (2)	$525,000
Sue Collyns (3)	$600,000
Blake Bilstad	$520,000
Michael Neimand	$550,000
Kathy Vrabeck	$525,000

(1)	Effective November 14, 2021, at Mr. Daikeler’s request, Mr. Daikeler’s annual base salary was decreased from $850,000 to $1.00 per year.
(2)

Reflects Mr. Suidan’s annual base salary following his commencement of employment with our Company in April 2022. His actual base salary was pro-rated for the portion of the 2022 fiscal year during which he was employed.

(3)

Reflects Ms. Collyns’ annual base salary prior to her termination of employment with our Company in May 2022. Her actual base salary was pro-rated for the portion of the 2022 fiscal year during which she was employed.

The actual 2022 base salaries paid to our NEOs are set forth in the column entitled “Salary” in the “Summary Compensation Table” below. Due to the substantial achievement of cost savings for the Company during calendar year 2022 and unwavering focus on return to profitability, on December 28, 2022, the Compensation Committee determined to restore Mr. Daikeler’s annual base salary to $850,000, effective as of January 1, 2023.

Cash Incentive Compensation

Annual Bonus Program

We consider annual incentive bonuses to be an important component of our total compensation program by providing incentives necessary to motivate our executive officers to achieve our key short-term business objectives. The Company currently maintains an annual bonus program in which certain eligible employees, including our NEOs, participate. Under the program, each NEO is eligible to receive an annual performance-based bonus based on a specified target annual bonus award amount, expressed as a percentage of the named NEO’s base salary. The target bonus opportunities were determined by our Compensation Committee by considering each NEO’s role and responsibilities at our Company. The NEOs’ target bonus opportunities under our 2022 annual bonus program were as follows:

Named Executive Officer	Target Percentage
Carl Daikeler	100%
Marc Suidan	75%
Sue Collyns	75%
Blake Bilstad	50%
Michael Neimand	66.67%
Kathy Vrabeck (1)	72.72%

(1)

Effective April 15, 2022, Ms. Vrabeck’s annual target bonus opportunity was increased from 67% to 75% in connection with her appointment to Chief Operating Officer; her actual target bonus is pro-rated to reflect that the increase was effective mid-year.

Under the 2022 bonus program, the incentive bonuses were earned based upon the achievement of pre-determined Pre-Bonus EBITDA (as defined below) goals. In the Compensation Committee’s discretion, bonuses under the 2022 program could be paid in cash, fully vested RSUs or options, or a combination thereof. Any bonus payouts were also subject to satisfying lender covenant requirements, such as minimum cash requirements, at the time of payout.

Under the 2022 bonus program, participants were eligible to receive a percentage of the participant’s target bonus opportunity, ranging from 0% to 150%, based on the level at which the performance goal was achieved, as set forth in the following table:

Performance Level	Pre-Bonus EBITDA Performance (1)		% Target Bonus Payout (2)
Threshold	($32 million	)	75%
Target	($25 million	)	100%
Maximum	($0 million	)	150%

(1)

Pre-Bonus EBITDA generally is calculated as net income (loss) adjusted for cash performance bonuses, impairment of goodwill and intangible assets, depreciation and amortization, amortization of capitalized cloud computing implementation costs, amortization of content assets, interest expense, income taxes, equity-based compensation, net realizable value adjustment, transaction costs, restructuring gain, change in fair value of warrant liabilities, and other items that are not normal, recurring, operating expenses necessary to operate the Company’s business.

(2)

If actual performance falls below “threshold” performance level, the target bonus payout will be 0%. If actual performance falls between the “threshold” and “target” performance levels or between the “target” and “maximum” performance levels, the percentage of such performance goal that is earned will be determined by using linear interpolation as between the applicable levels.

In 2022, our actual Pre-Bonus EBITDA achieved was ($12.6 million), which was between the “target” and “maximum” performance levels. Therefore, our Compensation Committee determined that the performance goal was attained at a level of 124.8%. However, based on management’s and the Compensation Committee’s assessment of cash availability and lender covenant requirements at the time of bonus payouts, the Compensation Committee decided to apply negative discretion to award our remaining NEOs with an amount equal to 50% of their respective target bonus opportunities for 2022, payable in fully vested RSUs.

In addition, Ms. Collyns’ employment with the Company was terminated on May 31, 2022. Accordingly, pursuant to the severance terms under her employment agreement, Ms. Collyns was eligible to receive her 2022 target annual bonus, which was pro-rated based on the number of days Ms. Collyns was employed by the Company during 2022.

The actual value of the 2022 bonuses paid to our NEOs is set forth in the column entitled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” below. The number of RSUs subject to the award was determined based on the closing price of our Common Stock on the grant date.

Other Cash Compensation

All of our full-time employees, including certain of the NEOs, are eligible to receive annual service-based anniversary bonuses, based on length of service with the Company in an amount equal to $100 for each year of service. The actual anniversary bonuses awarded to each NEO in 2022 are set forth below in the Summary Compensation Table in the column entitled “Bonuses.”

Equity-Based Long-Term Incentive Awards

We view equity-based compensation as a critical component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns interest of executives with those of our stockholders.

Our Compensation Committee believes it is essential to provide equity-based compensation to our executive officers in order to link the interests and risks of our executive officers with those of our stockholders, reinforcing our commitment to ensuring a strong linkage between company/stock price performance and pay, and to promote retention.

In 2022, we granted certain of our NEOs an option under our annual equity award program. Ms. Vrabeck received an additional option at the time of her promotion to Chief Operating Officer, and Mr. Suidan received an award of RSUs and options in connection with his hiring. The total number of shares subject to the awards granted in 2022 are set forth in the table below.

Named Executive Officer	Number of Shares Underlying Stock Options	Number of RSUs
Carl Daikeler	—	—
Marc Suidan	1,027,312	546,448
Sue Collyns	—	—
Blake Bilstad	100,000	—
Michael Neimand	250,000	—
Kathy Vrabeck	750,000	—

Each award vests and (as applicable) becomes exercisable with respect to 25% of the shares underlying the award on each of the first four anniversaries of the applicable grant date, subject to continued employment through the applicable vesting date.

The Compensation Committee also considered alternative vehicles/approaches for the 2022 equity award program (including performance-vesting awards), and ultimately decided to continue with 100% stock options for the annual equity grants given the stock price volatility and difficulty in setting long-term performance goals. In deciding to grant stock options, the Compensation Committee also recognized that stock options directly incentivize shareholder value creation going forward. The Compensation Committee will continue to evaluate the program design and vehicles on an annual basis.

Employee Benefits and Perquisites

Retirement Savings, Health and Welfare Benefits

We maintain a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements; in 2022, each of our NEOs participated in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code (the “Code”) allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. In 2022, contributions made by participants in the 401(k) plan were matched up to a specified percentage of the employee contributions, and these matching contributions vest based on years of service. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies.

Health and Welfare Plans

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, and life insurance.

Other Perquisites

We also provide certain other perquisites to our NEOs, including a car allowance, a work-from-home allowance and reimbursement for mobile phone expenses. We may also make tax gross-up payments to cover the personal income taxes that may be imposed on Ms. Vrabeck in connection with the severance payments for continued healthcare coverage payable to Ms. Vrabeck upon certain qualifying terminations of her employment, as summarized below under the section entitled, “—Potential Payments Upon Termination or Change in Control.”

In the future, we may provide other or additional perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of the executive’s duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved by the Board or Compensation Committee.

We believe the benefits and perquisites described above are necessary and appropriate to provide a competitive compensation package to our NEOs.

Severance and Change in Control Arrangements

We have entered into offer letters or employment agreements with certain of our NEOs, which provide for (among other things) severance benefits and payments to be paid upon certain qualifying terminations of employment, including in connection with a “change in control” of the Company, as summarized below. We believe that these types of arrangements are necessary to attract and retain executive talent and are a customary component of executive compensation. In particular, such arrangements can mitigate a potential disincentive for our NEOs when they are evaluating a potential acquisition of the Company and can encourage retention through the conclusion of the transaction. The payments and benefits under such arrangements are designed to be competitive with market practices.

In connection with the termination of Ms. Collyns’ employment by the Company without “cause,” Ms. Collyns received the severance payments and benefits under her employment agreement, in exchange for her execution and non-revocation of a release of claims. In addition, on June 1, 2022, Ms. Collyns entered into an Independent Contractor Services Agreement with the Company, as described below under “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Named Executive Officer Agreements.”

A description of these arrangements, Ms. Collyns’ actual severance payments and benefits, as well as information on the estimated payments and benefits that our NEOs would have been eligible to receive as of December 31, 2022, are set forth in the section titled, “—Potential Payments Upon Termination or Change in Control” below.

Other Policies and Considerations

Insider Trading Compliance Policy. Under our Insider Trading Compliance Policy, we prohibit our employees, including our executive officers and Board members, from hedging the risk associated with ownership of shares of our Common Stock and other securities, as well as from pledging any of our securities as collateral for a loan.

Section 409A of the Code. The Compensation Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

“Golden Parachute” Payments. Sections 280G and 4999 of the Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a tax deduction on the amounts subject to this additional tax. While the Compensation Committee may take the potential forfeiture of such tax deduction into account when making compensation decisions, it will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us. We currently do not provide any tax gross-ups to cover excise taxes under Section 4999 in connection with a change in control.

Accounting for Share-Based Compensation. Following the closing of the business combination, we follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, (“ASC Topic 718”), for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and RSUs, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards.

Clawback Policy

In light of rules recently issued by the Securities and Exchange Commission regarding clawback policies, we expect to adopt a clawback policy in 2023 following the NYSE’s adoption of its relevant clawback listing standards.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on its review and discussion, the compensation committee recommended that the Board include the Compensation Discussion and Analysis in this Annual Report on Form 10-K.

Respectfully submitted by THE COMPENSATION COMMITTEE,

Ben Van de Bunt (Chair)

Mary Conlin

Kristin Frank

This report of the compensation committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933 or Securities Exchange Act of 1934, unless specifically provided otherwise in such filing.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table contains information about the compensation earned by our NEOs during the fiscal years ended December 31, 2020, 2021 and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Carl Daikeler	2022	1	2,400	—	—		—	27,302	29,703
Co-Founder, Chairman and Chief Executive Officer	2021	751,923	2,300	—	5,006,083		—	90,200	5,850,506
	2020	850,000	2,200	—	—		850,000	99,124	1,801,324
Marc Suidan (5)	2022	375,411	—	1,000,000	1,000,000		140,779	18,277	2,534,467
Chief Financial Officer
Sue Collyns (6)	2022	258,462	—	—	601,706	(7)	—	878,987	1,739,155
Former President and Former Chief Financial Officer	2021	575,193	300,700	—	1,668,693		—	32,153	2,576,739
Blake Bilstad	2022	520,000	100	—	58,387		130,000	23,843	732,330
Chief Legal Officer and Corporate Secretary
Michael Neimand	2022	550,000	1,600	—	145,966		183,343	41,986	922,895
President, Beachbody	2021	550,000	1,500	—	1,668,693		—	21,293	2,241,486
Kathy Vrabeck	2022	525,000	100	—	632,673		190,891	18,612	1,367,276
Chief Operating Officer	2021	353,366	—	1,149,994	1,149,996		—	15,469	2,668,825

(1)

Amounts reflect payment of a service-based anniversary bonus for each NEO. We provide a description of these bonuses above under the section titled, “Cash Incentive Compensation—Other Cash Compensation”.

(2)

Amounts reflect the full grant-date fair value of option and RSU awards granted during fiscal 2022 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the NEO. We provide information regarding the assumptions used to calculate the value of all option and RSU awards made to our NEOs in Note 17 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

(3)

Amounts reported include actual annual bonuses earned by our NEOs with respect to the applicable year under our annual bonus program. We provide additional information regarding the annual bonuses in the section above titled “—Cash Incentive Compensation—Annual Bonus Program.” Under our 2022 program, the Compensation Committee decided to pay the annual bonuses in fully vested RSUs. The number of RSUs subject to the award was determined based on the closing price of our Common Stock on the grant date.

(4)	For 2022, “All Other Compensation” consists of the following:

Name	401(k) Plan Matching Contributions	Car Allowance	Mobile Phone Allowance & Benefits	Work from Home Allowance	Life and AD&D Insurance	Company- Paid Health & Welfare Benefits	Taxable Fringe Benefits (a)	Severance Payments & Benefits (b)	Consulting Payments (c)	Legal Fee Reimbursement
Carl Daikeler	—	12,000	5,316	600	104	9,282	—	—	—	—
Marc Suidan	9,150	—	1,800	400	72	6,855	—	—	—	—
Sue Collyns	6,240	5,000	1,210	300	60	3,479	—	847,698	10,000	5,000
Blake Bilstad	9,150	—	2,100	600	104	11,889	—	—	—	—
Michael Neimand	9,150	—	546	600	104	11,889	19,697	—	—	—
Kathy Vrabeck	9,150	—	2,400	600	104	6,358	—	—	—	—

(a)

Amounts reported represent the cost of airfare for Mr. Neimand’s spouse to accompany him on a Company business trip ($13,600) and gross-up payments to cover personal income taxes pertaining to the air fare ($6,097).

(b)

Amounts reported reflect the total severance payments and benefits payable to Ms. Collyns in connection with her termination of employment, including accrued but unpaid paid-time-off. We provide a description of these amounts below under the section titled, “—Potential Payments Upon Termination or Change in Control”.

(c)

Amounts reported reflect the consulting fees paid to Ms. Collyns in 2022, pursuant to the Independent Contractor Services Agreement between her and the Company. We provide a description of this agreement below under the section titled, “—Named Executive Officer Agreements”.

(5)	Amounts reported reflect Mr. Suidan’s partial year of employment, following his commencement of employment with our Company in April 2022.
(6)	Amounts reported reflect Ms. Collyns’ partial year of employment, following her termination of employment with our Company in May 2022.
(7)

Amounts reported reflect the incremental fair value associated with the modification of Ms. Collyns’ stock options in connection with her termination of employment. We provide a description of these modifications below under the section titled, “—Potential Payments Upon Termination or Change in Control”.

Grants of Plan-Based Awards in Fiscal 2022

The following table provides supplemental information relating to grants of plan-based awards made during fiscal 2022 to help explain information provided above in our Summary Compensation Table. This table presents information regarding all grants of plan-based awards made during fiscal 2022.

Name		Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)
Carl Daikeler		—	1	1	2	—	—	—	—
Marc Suidan	(3)	4-18-2022	—	—	—	—	1,027,312	1.83	1,000,000
	(4)	4-18-2022	—	—	—	546,448	—	—	1,000,000
		—	211,168	281,558	422,337	—	—	—	—
Sue Collyns		—	337,500	450,000	675,000	—	—	—	—
Blake Bilstad	(3)	5-15-2022	—	—	—	—	100,000	1.09	58,387
		—	195,000	260,000	390,000	—	—	—	—
Michael Neimand	(3)	5-15-2022	—	—	—	—	250,000	1.09	145,966
		—	275,013	366,685	550,027	—	—	—	—
Kathy Vrabeck	(3)	4-18-2022	—	—	—	—	500,000	1.83	486,707
	(3)	5-15-2022	—	—	—	—	250,000	1.09	145,966
		—	286,337	381,783	572,674	—	—	—	—

(1)

Amounts reflect potential payouts under our 2022 annual bonus program at threshold, target and maximum amounts based on 2022 base salaries. Please see the description of the annual bonus program under the section above titled, “Cash Incentive Compensation—Annual Bonus Program”. Under our 2022 program, the Compensation Committee decided to pay the annual bonuses in fully vested RSUs. The number of RSUs subject to the award will be determined based on the closing price of our Common Stock on the grant date.

(2)

Amounts reflect the full grant-date fair value of options and RSUs granted during 2022 computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate these values in Note 17 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

(3)

Represents the number of options granted to the named individual during fiscal year 2022 under our 2021 Incentive Award Plan (the “2021 Plan”). Each option will vest and become exercisable as to 25% of the shares subject thereto on each of the first four anniversaries of the applicable grant date, subject to continued employment through the applicable vesting date.

(4)

Represents an award of RSUs granted to the named individual during fiscal year 2022 under the 2021 Plan. This RSU award will vest as to 25% of the shares subject thereto on each of the first four anniversaries of the applicable grant date, subject to continued employment through the applicable vesting date.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Named Executive Officer Agreements

We have entered into offers of employment letters or employment agreements with certain of our NEOs, the material terms of which are described below. The Company has not entered into a written offer of employment letter or employment agreement with Mr. Daikeler.

Marc Suidan

On April 15, 2022, we entered into an employment offer letter with Mr. Suidan. Pursuant to the offer letter, Mr. Suidan served in an advisory capacity from April 15, 2022, until May 10, 2022, at which time Mr. Suidan began serving as the Company’s Chief Financial Officer. Mr. Suidan’s employment under the offer letter is at-will and will continue until terminated at any time by any party in accordance with the terms of the offer letter. Under the offer letter, Mr. Suidan reports to the Company’s Chief Executive Officer.

The offer letter provides for: (i) an annual base salary of $525,000 per year; (ii) participation in the health, welfare and retirement benefit plans and programs maintained by the Company for the benefit of the Company’s similarly situated employees; (iii) a monthly phone allowance of $200 per month, pursuant to Company policy; and (iv) annual cash bonuses under the Company’s bonus program, with a target bonus opportunity equal to 75% of Mr. Suidan’s annual base salary. The payment of any annual bonus, to the extent any such bonus becomes payable, will be contingent upon Mr. Suidan’s continued employment through the applicable payment date, and will be pro-rated for any partial year of employment.

In connection with entering into the offer letter, Mr. Suidan was granted an option to purchase shares of our Class A common stock, as well as an award of RSUs, under the 2021 Plan. The awards each have an aggregate dollar-denominated grant-date value equal to approximately $1,000,000. Each award will vest and, as applicable, become exercisable, as to 25% of the shares underlying the award on each of the first four anniversaries of the grant date, subject to Mr. Suidan’s continued employment through the applicable vesting date.

The severance benefits and payments payable to Mr. Suidan upon certain qualifying terminations of his employment are summarized below under the section entitled, “—Potential Payments Upon Termination or Change in Control”.

As a condition to Mr. Suidan’s employment under the Offer Letter, Mr. Suidan also entered into the Company’s standard form of Confidentiality and Non-Solicitation Agreement and a Dispute Resolution Agreement.

Sue Collyns

Employment Agreement. Effective May 10, 2022, Ms. Collyns ceased serving as our Chief Financial Officer and, on May 31, 2022, Ms. Collyns’ employment with the Company terminated and, following her termination of employment, Ms. Collyns transitioned to serving the Company in an advisory capacity through May 31, 2023. The following describes her employment agreement, as in effect prior to her transition to an advisor, as well as her Services Agreement (as defined below).

In 2021, we entered into an employment agreement with Ms. Collyns, which provided for Ms. Collyns’ continued employment with the Company as the Company’s Chief Financial Officer.

Under the employment agreement, Ms. Collyns reported to the Company’s Chief Executive Officer. Ms. Collyns’ employment under the employment agreement was at-will and continued until terminated at any time by any party in accordance with the terms of the employment agreement.

In addition, the employment agreement provided for: (i) an annual base salary of $600,000, payable in accordance with the Company’s normal payroll practices and which may be increased (but not decreased) in the sole discretion of the Board; and (ii) effective as of the closing of the business combination, a target annual bonus opportunity equal to 75% of Ms. Collyns’ annual base salary, based on the achievement of individual and/or Company performance goals as determined by the Board in its sole discretion. Any such annual bonus earned by Ms. Collyns became payable to her on the date annual bonuses are paid to other senior executives of the Company (but in no event later than March 15th of the year following the year in which such bonus was earned), subject to Ms. Collyns’ continued employment through the applicable payment date. Under the employment agreement, Ms. Collyns (and her spouse and/or eligible dependents) were eligible to participate in the customary health, welfare and fringe benefit plans maintained by the Company for the benefit of its senior executives.

The severance benefits and payments paid to Ms. Collyns upon her termination of her employment are summarized below under the section entitled, “—Potential Payments Upon Termination or Change in Control”.

In addition, the employment agreement with Ms. Collyns contained customary confidentiality and non-disclosure restrictions, assignment of inventions covenants and service provider non-solicitation restrictions effective during employment and for the 12 months thereafter. Further, the employment agreement included a “best pay” provision under Section 280G of the Code, pursuant to which any “parachute payments” that become payable to the executive will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Code, whichever results in the better after-tax treatment to Ms. Collyns.

Services Agreement. On June 1, 2022, we entered into an Independent Contractor Services Agreement (the “Services Agreement”) with Ms. Collyns following the termination of her employment with the Company. Pursuant to the Services Agreement, through May 31, 2023, Ms. Collyns will provide up to 40 hours per week in support services to our finance department and will cooperate in any legal matters. In exchange for her services, Ms. Collyns was paid a one-time payment of $10,000. In addition, Ms. Collyns’ equity awards will remain outstanding and eligible to vest based on her continued consulting services.

Blake Bilstad

On September 27, 2021, we entered into an employment offer letter with Mr. Bilstad to serve as our Chief Legal Officer and Corporate Secretary. Mr. Bilstad’s employment under the offer letter, which began on October 28, 2021, is at-will and will continue until terminated at any time by either party. Pursuant to the offer letter, Mr. Bilstad is entitled to receive an annual base salary of $520,000 per year. In addition, Mr. Bilstad (and his beneficiaries) are eligible to participate in the health and welfare benefit plans and programs maintained by us for the benefit of our employees, the full cost of which is paid by the Company.

Under the offer letter, Mr. Bilstad is also eligible to earn annual cash bonuses under our bonus program, with an annual target bonus opportunity equal to 50% of his base salary. The payment of any annual bonus, to the extent any such bonus becomes payable, will be contingent upon Mr. Bilstad’s continued employment through the applicable payment date.

In connection with entering into the offer letter, Mr. Bilstad was awarded options having an aggregate grant-date fair value of approximately $1,200,000. The awards will vest annually over four years, with respect to 25% of the shares underlying the award on each of the first four anniversaries of the applicable grant date, subject to continued employment.

The severance benefits and payments payable to Mr. Bilstad upon certain qualifying terminations of his employment are summarized below under the section entitled, “—Potential Payments Upon Termination or Change in Control”. In connection with his offer letter, Mr. Bilstad also entered into the Company’s standard form of confidentiality agreement and arbitration agreement.

Michael Neimand

On August 30, 2006, we entered into an offer letter with Michael Neimand. Mr. Neimand’s employment under the offer letter is at-will and will continue until terminated at any time by either party. Pursuant to his offer letter, Mr. Neimand is entitled to receive an annual base salary of $180,000 per year; the actual base salary earned by Mr. Neimand for services during the last completed fiscal year is set forth above in the Summary Compensation Table. In addition, Mr. Neimand (and his eligible dependents) are eligible to participate in the health and welfare benefit plans and programs maintained by us for the benefit of our employees.

Under the offer letter, Mr. Neimand is also eligible to earn (i) a discretionary bonus of up 20% of his year-end base salary, and (ii) a cash bonus of up to $30,000 per calendar quarter, subject to Mr. Neimand’s continued employment through the end of the applicable quarter. Mr. Neimand’s target bonus opportunity for the last completed fiscal year is set forth and described above under the section titled, “Cash Incentive Compensation—Annual Bonus Program”.

The severance benefits and payments payable to Mr. Neimand upon a qualifying termination of his employment are summarized below under the section entitled, “—Potential Payments Upon Termination or Change in Control”.

In connection with his offer letter, Mr. Neimand also entered into the Company’s standard form of confidentiality agreement.

Kathy Vrabeck

On March 27, 2021, we entered into an employment offer letter with Ms. Vrabeck to serve as our Chief Strategy Officer. Ms. Vrabeck’s employment under the offer letter, which began on April 26, 2021, is at-will and will continue until terminated at any time by either party. Pursuant to the offer letter, Ms. Vrabeck is entitled to receive an annual base salary of $525,000 per year. In addition, Ms. Vrabeck (and her beneficiaries) are eligible to participate in the health and welfare benefit plans and programs maintained by us for the benefit of our employees, the full cost of which is paid by the Company.

Under the offer letter, Ms. Vrabeck is also eligible to earn annual cash bonuses under our bonus program, with an annual target bonus opportunity equal to 67% of her base salary. The payment of any annual bonus, to the extent any such bonus becomes payable, will be contingent upon Ms. Vrabeck’s continued employment through the applicable payment date.

In connection with entering into the offer letter, Ms. Vrabeck was awarded options and/or RSUs having an aggregate grant-date fair value of approximately $2,300,000. The awards will vest annually over four years, with respect to 25% of the shares underlying the award on each of the first four anniversaries of April 26, 2021, subject to continued employment.

The severance benefits and payments payable to Ms. Vrabeck upon certain qualifying terminations of her employment are summarized below under the section entitled, “—Potential Payments Upon Termination or Change in Control”.

In connection with her offer letter, Ms. Vrabeck also entered into the Company’s standard form of confidentiality agreement and arbitration agreement.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the number of shares of Common Stock underlying outstanding equity incentive plan awards for our NEOs as of December 31, 2022.

				Option Awards				Stock Awards
Name		Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Carl Daikeler	(2)	7/2/2021	7/2/2021	251,976	755,926	$9.94	7/1/2031	—	—
Marc Suidan	(2)	4/18/2022	4/18/2022	—	1,027,312	$1.83	4/17/2032	—	—
	(3)	4/18/2022	4/18/2022	—	—	—	—	546,448	284,153
Sue Collyns	(2)	7/2/2021	7/2/2021	83,992	251,975	$9.94	7/1/2031	—	—
	(4)	5/6/2019	12/14/2018	268,774	67,193	$2.47	5/5/2029	—	—
	(5)	9/8/2014	9/8/2014	2,916,197	—	$1.72	9/7/2024	—	—
Blake Bilstad	(2)	5/15/2022	5/15/2022	—	100,000	$1.09	5/14/2032	—	—
	(2)	11/15/2021	11/15/2021	126,483	379,447	$4.62	11/14/2031	—	—
Michael Neimand	(2)	5/15/2022	5/15/2022	—	250,000	$1.09	5/14/2032	—	—
	(2)	7/2/2021	7/2/2021	83,992	251,975	$9.94	7/1/2031	—	—
	(4)	5/6/2019	12/14/2018	134,387	33,596	$2.47	5/5/2029	—	—
	(5)	8/1/2017	8/1/2017	335,967	—	$2.26	7/31/2027	—	—
	(5)	3/28/2016	3/28/2016	223,979	—	$3.10	3/27/2026	—	—
	(5)	9/30/2014	9/30/2014	437,429	—	$1.72	9/29/2024	—	—
	(5)	10/28/2013	10/1/2013	583,239	—	$1.72	10/27/2023	—	—
	(5)	10/28/2013	4/1/2012	158,932	—	$1.58	10/27/2023	—	—
Kathy Vrabeck	(2)	5/15/2022	5/15/2022	—	250,000	$1.09	5/14/2032	—	—
	(2)	4/18/2022	4/18/2022	—	500,000	$1.83	4/17/2032	—	—
	(3)	8/27/2021	4/26/2021	—	—	—	—	112,450	58,474
	(2)	7/2/2021	4/26/2021	57,844	173,691	$9.94	7/1/2031	—	—

(1)

Amounts are calculated based on multiplying the number of shares shown in the table by the per share closing price of our Common Stock on December 30, 2022 (i.e., the last trading day of our last completed fiscal year), which was $0.52.

(2)

Each of these option awards was granted under our 2021 Plan and will vest and become exercisable as to 25% of the shares subject thereto on each of the first four anniversaries of the applicable vesting commencement date, subject to continued employment through the applicable vesting date.

(3)

Each of these RSU awards was granted under our 2021 Plan and will vest as to 25% of the shares subject thereto on each of the first four anniversaries of the applicable vesting commencement date, subject to continued employment through the applicable vesting date.

(4)

Each of these option awards was granted under our Amended and Restated 2020 Equity Compensation Plan (“2020 Plan”) and will vest and become exercisable as to 20% of the shares subject thereto on each of the first five anniversaries of the applicable vesting commencement date, subject to continued employment through the applicable vesting date.

(5)	Each of these option awards was granted under our 2020 Plan and vested in full as of December 31, 2022.

Option Exercises and Stock Vested in Fiscal 2022

The following table sets forth certain information concerning RSUs vested for our NEOs during the year ended December 31, 2022. None of our NEOs exercised any portion of their respective options during 2022.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Carl Daikeler	—	—
Marc Suidan	—	—
Sue Collyns	—	—
Blake Bilstad	—	—
Michael Neimand	—	—
Kathy Vrabeck	37,484	61,099

(1)	Amounts are calculated by multiplying the number of shares vested by our closing stock price on the vesting date.

Potential Payments Upon Termination or Change in Control

Executive Employment Agreements

The Company has entered into offer letters or employment agreements with certain of its NEOs, which provide for (among other things) severance benefits and payments to be paid upon certain qualifying terminations of employment, including in connection with a “change in control” of the Company, as summarized below.

Marc Suidan and Blake Bilstad

Under the offer letters with each of Messrs. Suidan and Bilstad, if the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” (each, as defined in the applicable offer letter), then the executive will be entitled to receive the following severance payments and benefits:

•

an amount equal to one times the executive’s highest agreed upon annual base salary or, to the extent the Company implemented a proportionate reduction in the base salaries of other members of the Company’s executive team during the year in which the termination occurs, the executive’s base salary as in effect on the termination date, payable in substantially equal installments over the 12-month period following the termination date;

•

an amount equal to the executive’s target annual bonus for the year of termination, prorated through the date of termination (the “Pro-Rated Target Bonus”), payable in substantially equal installments over the 12-month period following the termination date;

•	continued healthcare coverage for 12 months following the termination date, at the same levels as in effect on the termination date; and

•

an additional 12 months of vesting for each outstanding and unvested time-vesting Company equity award then-held by the executive or, if the termination occurs on or within 12 months following a “change in control” (as defined in the 2021 Plan), full accelerated vesting of all outstanding and unvested time-vesting Company equity awards then-held by the executive.

The severance payments and benefits described above are subject to the applicable executive’s timely execution and non-revocation of a general release of claims in favor of the Company.

In addition to the severance payments and benefits described above, if the executive’s employment is terminated due to his death or disability, then the executive will be entitled to receive (A) the Pro-Rated Target Bonus and (B) an additional 12 months of vesting for each outstanding and unvested time-vesting Company equity award then-held by the executive.

Michael Neimand

Under Mr. Neimand’s offer letter, upon a termination of Mr. Neimand’s employment by the Company without cause, he is entitled to a cash severance payment equal to 90 days of his then-current base salary, paid in accordance with the Company’s regular payroll practices.

Kathy Vrabeck

Under Ms. Vrabeck’s offer letter, if Ms. Vrabeck’s employment is terminated by the Company without “cause” or by Ms. Vrabeck for “good reason” (each, as defined in the offer letter), then she will be entitled to receive the following severance payments and benefits:

•

an amount equal to one-half times (or, if such termination occurs on or within 12 months following a “change in control” (as defined in the 2021 Plan), one times) her annual base salary as in effect at the time of termination, payable in substantially equal installments over the six-month (or, as applicable, 12-month) period following the termination date; and

•

a lump sum payment in an amount equal to (i) six times (or, if such termination occurs on or within 12 months following a change in control, 12 times) the estimated monthly cost to continue healthcare coverage under COBRA, at the same levels as in effect on the termination date, plus (ii) to the extent any taxes are imposed on the foregoing COBRA payment, an additional amount sufficient to cover any such taxes.

The severance payments and benefits described above are subject to Ms. Vrabeck’s timely execution and non-revocation of a general release of claims in favor of the Company.

Sue Collyns Termination

On May 31, 2022, Ms. Collyns’ employment with the Company was terminated by the Company without “cause” (as defined in Ms. Collyns’ employment agreement). Following her termination, Ms. Collyns will remain with the Company as a consultant through May 31, 2023. In exchange for her consulting services, Ms. Collyns was paid a one-time payment of $10,000.

In connection with such termination of employment, we paid or provided Ms. Collyns with the following severance payments and benefits in 2022, pursuant to her employment agreement with the Company:

•

an amount equal to one times Ms. Collyns’ annual base salary as in effect at the time of termination, payable in substantially equal installments over the 12-month period following the termination date;

•

a lump sum cash payment equal to Ms. Collyns’ target annual bonus for the year of termination (prorated based on the number of days Ms. Collyns was employed by the Company during such year), payable on the date on which annual bonuses are paid to the Company’s senior executives generally; and

•	continued healthcare coverage for 12 months after the termination date, at the same levels as in effect on the termination date.

In addition, all outstanding stock options held by Ms. Collyns as of her termination will remain outstanding and eligible to vest based on her continued consulting services (rather than on an accelerated basis on her termination date as provided under her employment agreement).

In consideration of the severance payments and benefits described above, Ms. Collyns was required to execute a general release of claims in favor of the Company. In addition, Ms. Collyns’ eligibility to receive or retain such severance payments and benefits is subject to her continued compliance with the restrictive covenant obligations described above under “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Named Executive Officer Agreements.”

Estimated Potential Payments

The following table summarizes the payments that would be made to our NEOs upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2022. However, for Ms. Collyns, amounts shown reflect the actual severance payments and benefits provided to Ms. Collyns in connection with her termination of employment in 2022. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination or (ii) other benefits earned or accrued by our NEO during their employment that are available to all salaried employees.

Name	Benefit	Termination Without Cause or for Good Reason (no Change in Control) ($) (1)	Termination due to Death or Disability ($)	Change in Control (no Termination) ($) (2)	Termination Without Cause or for Good Reason in Connection with a Change in Control ($)
Carl Daikeler	Cash	—	—	—	—
	Equity Acceleration(3)	—	—	—	—
	Healthcare	—	—	—	—
	Total(4)	—	—	—	—
Marc Suidan	Cash	918,750	393,750	—	918,750
	Equity Acceleration(3)	71,038	71,038	—	284,153
	Healthcare	33,560	—	—	33,560
	Total(4)	1,023,438	464,788	—	1,236,463
Sue Collyns	Cash	786,164	—	—	—
	Equity Acceleration(3)	—	—	—	—
	Healthcare	26,988	—	—	—
	Total	813,152	—	—	—
Blake Bilstad	Cash	780,000	260,000	—	780,000
	Equity Acceleration(3)	—	—	—	—
	Healthcare	39,026	—	—	39,026
	Total(4)	819,026	260,000	—	819,026
Michael Neimand	Cash	135,616	—	—	135,616
	Equity Acceleration(3)	—	—	—	—
	Healthcare	—	—	—	—
	Total(4)	135,616	—	—	135,616
Kathy Vrabeck	Cash	262,500	—	—	525,000
	Equity Acceleration(3)	—	—	—	—
	Healthcare	24,629	—	—	49,258
	Total(4)	287,129	—	—	574,258

(1)

For Ms. Collyns, amounts reflect the actual severance payments and benefits provided to Ms. Collyns in connection with her termination of employment in 2022. For Ms. Vrabeck, amounts reflect the payments that would have been made to the executive under her offer letter on a termination of employment by the Company without “cause” or by the executive for “good reason” (each, as defined in the offer letter). For Mr. Neimand, amounts reflect the payments that would have been made to the executive under his offer letter on a termination of employment by the Company without cause.

(2)	With respect to option and RSU awards, amounts assume the awards are assumed or substituted in connection with the change in control.
(3)

With respect to option and RSU awards, amounts were calculated by (i) multiplying the number of accelerated shares of Common Stock underlying the awards by $0.52, the closing trading price of our Common Stock on December 30, 2022 (i.e., the last trading day of our last completed fiscal year) and (ii) for the option awards, subtracting the exercise price. With respect to options with an exercise price greater than $0.52 (the closing trading price of our Common Stock on December 30, 2022), no value has been included in the table above.

(4)	Amounts shown are the maximum potential payment the NEO would have received as of December 31, 2022.

2022 DIRECTOR COMPENSATION

Director Compensation Program

We maintain a non-employee director compensation program (the “Director Compensation Program”), which provides for annual cash retainer fees and long-term equity awards for each of our non-employee directors (each, an “Eligible Director”). The Director Compensation Program consists of the following components:

Cash Compensation:

•	Annual Retainer: $45,000

•	Annual Committee Chair Retainer:
•	Audit: $20,000

•	Compensation: $15,000

•	Nominating and Corporate Governance: $10,000

•	Annual Committee Member (Non-Chair) Retainer:

•	Audit: $10,000

•	Compensation: $7,500

•	Nominating and Corporate Governance: $5,000

The annual cash retainers will be paid in quarterly installments in arrears. Annual cash retainers will be pro-rated for any partial calendar quarter of service.

Equity Compensation:

•

Initial Grant: Each Eligible Director who is initially elected or appointed to serve on our Board automatically shall be granted, on the date on which such Eligible Director is appointed or elected to serve on the Board, an RSU award with an aggregate value of $200,000, pro-rated for the number of days that have elapsed since the last occurring annual meeting.

Each Initial Grant will vest in full on the earlier to occur of the first anniversary of the grant date and the date of the next annual meeting following the grant date, subject to continued service.

•

Annual Grant: An Eligible Director who is serving on our Board as of the date of an annual meeting of stockholders shall be granted, on the date of such annual meeting, an RSU award with an aggregate value of $200,000.

Each Annual Grant will vest in full on the earlier to occur of the first anniversary of the grant date and the date of the next annual meeting following the grant date, subject to continued service.

Award Terms:

The number of RSUs subject to an Initial Grant and/or Annual Grant will be determined by dividing the value of the award by the closing price of the Company’s Class A Common Stock on the applicable grant date.

In addition, each equity award granted to an Eligible Director under the Director Compensation Program will vest in full immediately prior to the occurrence of a “change in control” (as defined in the 2021 Plan).

Compensation under the Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in the 2021 Plan.

Director Deferred Compensation Plan

On February 24, 2023 we adopted The Beachbody Company, Inc. Deferred Compensation Plan for Directors (the “Deferred Compensation Plan”), which permits our non-employee directors to defer the settlement of all or a portion of any RSU awards granted under the Director Compensation Program.

Director Compensation Table

The following table sets forth compensation paid to or earned by our non-employee directors during the year ended December 31, 2022.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Mary Conlin	62,500	200,000	262,500
Kristin Frank	57,500	200,000	257,500
Michael Heller	55,000	200,000	255,000
Kevin Mayer	55,000	200,000	255,000
John Salter	50,000	200,000	250,000
Ben Van de Bunt	85,000	200,000	285,000

(1)

Carl Daikeler, our Chief Executive Officer, did not receive any compensation for his services as a member of our Board in 2022; the compensation paid to Mr. Daikeler for the services he provided to our Company during 2022 is reflected in the section entitled, “Executive Compensation Tables—Summary Compensation Table.”

(2)	Reflets the aggregate dollar amounts of all fees earned and/or paid in cash for serves as a director.
(3)

Amounts reflect the full grant-date fair value of RSU awards granted during 2022 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all such awards made to our directors in Note 17 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

The following table shows the aggregate numbers of options (exercisable and unexercisable) and outstanding RSU awards held as of December 31, 2022 by each non-employee director.

Name	Option Awards Outstanding at 2022 Fiscal Year End (#)	RSU Awards Outstanding at 2022 Fiscal Year End (#)
Mary Conlin	—	190,476
Kristin Frank	—	190,476
Michael Heller	—	190,476
Kevin Mayer	—	190,476
John Salter	—	190,476
Ben Van de Bunt	167,983	190,476

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our Chief Executive Officer’s annual total compensation to the annual total compensation of our other employees.

The annual total compensation for 2022 for our Chief Executive Officer was $29,703, as reported in the Summary Compensation Table. The annual total compensation for 2022 for our median employee, identified as discussed below, was $146,515, calculated in accordance with the rules applicable to the Summary Compensation Table. Based on this information, for 2022, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees was approximately 0.20 to 1.

Methodology, Assumptions and Estimates Used in Determining our Pay Ratio Disclosure

We chose December 31, 2022 as the date for establishing the employee population used in identifying the median employee and used calendar year 2022 as the measurement period. As of such date, our employee count consisted of approximately 736 individuals, with approximately 729 of these individuals based in the United States and the other seven based in the United Kingdom. We identified the median employee using the consistently applied compensation measure of base pay plus overtime and bonus for each employee employed as of December 31, 2022 (other than our Chief Executive Officer). We annualized the compensation measure for permanent employees who joined in 2022. We captured all full-time and part-time employees, excluding non-US employees (all of whom are based in the United Kingdom), as they represent less than 1% of our employee population.

The annual total compensation of the median employee and the annual total compensation of the CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported above should not be used as a basis for comparison between companies by other companies. In addition, we expect the Company’s annually reported pay ratio may vary significantly year over year, given the size of the Company and the potential variability in Company employee compensation.

ANNEX A: NET LOSS TO ADJUSTED EBITDA RECONCILIATION

In addition to our results determined in accordance with accounting principles generally accepted in the United States, or GAAP, we believe the following non-GAAP financial measure of Adjusted EBITDA is useful in evaluating our operating performance.

We define and calculate Adjusted EBITDA as net income (loss) adjusted for impairment of goodwill and intangible assets, depreciation and amortization, amortization of capitalized cloud computing implementation costs, amortization of content assets, interest expense, income taxes, equity-based compensation, inventory net realizable value adjustments, transaction costs, restructuring, change in fair value of warrant liabilities, and other items that are not normal, recurring, operating expenses necessary to operate the Company’s business.

The presentation of this non-GAAP financial measure is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure. A reconciliation of our non-GAAP Adjusted EBITDA to GAAP net income (loss) can be found below.

(in thousands)	2022	2021
Net loss	$(194,192)	$(228,382)
Adjusted for:
Impairment of goodwill and intangible assets	19,907	94,894
Depreciation and amortization	74,848	59,597
Amortization of capitalized cloud computing implementation costs	492	672
Amortization of content assets	24,276	14,838
Interest expense	3,368	536
Income tax benefit	(3,053)	(15,539)
Equity- based compensation	17,620	16,413
Employee incentives, expected to be settled in equity	5,466	—
Inventory net realizable value adjustments(1)	24,864	10,082
Transaction costs	—	3,028
Restructuring and platform consolidation costs(2)	11,718	(320)
Change in fair value of warrant liabilities	(8,322)	(50,729)
Other adjustment items(3)	—	11,701
Non-operating(4)	(257)	(2,899)

Adjusted EBITDA	$(23,265)	$(86,108)

1

Represents a non-cash expense to reduce the carrying value of our connected fitness inventory and related future commitments. This adjustment is included because of its unusual magnitude due to disruptions in the connected fitness market.

2	Includes restructuring expense and non-recurring personnel costs associated primarily with the consolidation of our digital platforms.
3	Includes costs associated with COVID-19.
4	Includes interest income, and during the year ended December 31, 2021, also includes the gain on investment on the Myx convertible instrument.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us with respect to beneficial ownership of our Class A Common Stock and our Class X common stock, par value $0.0001 per share (“Class X Common Stock”) as of April 3, 2023 for (i) each director and nominee, (ii) each holder of 5.0% or greater of our common stock, (iii) our Named Executive Officers, and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Rights to acquire shares of Class A Common Stock, such as stock options and restricted stock units that are vested or exercisable as of or within 60 days following April 3, 2023, and shares of Class X Common Stock, are deemed to be outstanding and beneficially owned by the person holding those securities for the purpose of computing shares held and percentage ownership of Class A Common Stock of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based on 177,004,131 shares of Class A Common Stock outstanding as of April 3, 2023. Except as affected by applicable community property laws, or as set forth in the footnotes, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner(3)	Class A Common Stock	Percentage of Class	Class X Common Stock	Percentage of Class(1)	Combined Voting Power(2)
Named Executive Officers and Directors
Carl Daikeler(4)	137,101,536	44.1%	133,649,614	94.6%	84.3%
Marc Suidan(5)	619,515	*	—	—	*
Sue Collyns(6)	3,268,963	1.8%	—	—	*
Blake Bilstad(7)	292,271	*	—	—	*
Michael Neimand(8)	2,222,111	1.2%	—	—	*
Kathy Vrabeck(9)	1,306,279	*	—	—	*
Mary Conlin(10)	216,551	*	—	—	*
Kristin Frank(11)	232,763	*	—	—	*
Michael Heller(12)	4,357,866	2.5%	—	—	*
Ann Lundy	—	*	—	—	*
Kevin Mayer(13)	1,529,051	*	—	—	*
John Salter(14)	216,551	*	—	—	*
Ben Van de Bunt(15)	367,736	*	—	—	*

All Executive Officers and Directors as a Group (12 Persons)	148,462,230	46.6%	133,649,614	94.6%	84.7%
Five Percent Stockholders
Raine Entities(16)	37,685,997	21.3%	—	—	2.4%
Jon Congdon(17)	17,826,629	10.1%	—	—	1.1%

*	Means less than 1%.
(1)	Based on 141,250,310 shares of Class X Common Stock outstanding as of April 3, 2023.
(2)

Based on 177,004,131 shares of Class A Common Stock and 141,250,310 shares of Class X Common Stock outstanding as of April 3, 2023, and the shares of Class A Common Stock and Class X Common Stock held by such person (or group) on April 3, 2023 exclusive of any stock options or RSUs outstanding on April 3, 2023. Each share of our Class A Common Stock outstanding on the record date is entitled to one vote per share and each share of our Class X Common Stock outstanding on the record date is entitled to ten votes per share.

(3)	Unless otherwised noted, the business address for each of the following entities or individuals is c/o The Beachbody Company, 400 Continental Blvd., 4th Floor, El Segundo, CA 90245.

(4)

Represents (i) 133,649,614 shares of Class X Common Stock held by the Carl Daikeler & Isabelle Brousseau Daikeler Revocable Trust that are convertible into shares of Class A Common Stock on a one-for-one basis; (ii) 3,199,946 shares of Class A Common Stock held directly by Mr. Daikeler; and (iii) 251,976 shares of Class A Common Stock subject to options that are currently vested or will vest within 60 days following April 3, 2023.

(5)

Represents 226,075 shares of Class A Common Stock, and 256,828 shares of Class A Common Stock subject to options, and 136,612 shares of Class A Common Stock subject to RSUs, that are currently vested or will vest within 60 days following April 3, 2023.

(6)

Represents 3,268,963 shares of Class A Common Stock subject to options that are currently vested or will vest within 60 days following April 3, 2023. Class A Common Stock ownership is based on information known as of May 31, 2022, which was Ms. Collyns last day of employment with us.

(7)	Represents 140,788 shares of Class A Common Stock and 151,483 shares of Class A Common Stock subject to options that are currently vested or will vest within 60 days following April 3, 2023.
(8)	Represents 201,686 shares of Class A Common Stock and 2,020,425 shares of Class A Common Stock subject to options that are currently vested or will vest within 60 days following April 3, 2023.
(9)

Represents 965,528 shares of Class A Common Stock, and 303,268 shares of Class A Common Stock subject to options, and 37,483 shares of Class A Common Stock subject to RSUs, that are currently vested or will vest within 60 days following April 3, 2023.

(10)	Represents 26,075 shares of Class A Common Stock and 190,476 shares of Class A Common Stock subject to RSUs that will vest within 60 days following April 3, 2023.
(11)	Represents 42,287 shares of Class A Common Stock and 190,476 shares of Class A Common Stock subject to RSUs that will vest within 60 days following April 3, 2023
(12)	Represents 4,167,390 shares of Class A Common Stock and 190,476 shares of Class A Common Stock subject to RSUs that will vest within 60 days following April 3, 2023.
(13)

Represents (i) 1,338,575 shares of Class A Common Stock, of which 656,250 shares of Class A Common Stock are restricted and subject to performance conditions and forfeiture, and (ii) 190,476 shares of Class A Common Stock subject to RSUs that will vest within 60 days following April 3, 2023.

(14)

Represents 26,075 shares of Class A Common Stock and 190,476 shares of Class A Common Stock subject to RSUs that will vest within 60 days following April 3, 2023. Mr. Salter has assigned his rights, title and interests in these shares and the RSUs to the Raine Group. See Footnote 15.

(15)

Represents 26,075 shares of Class A Common Stock, and 151,185 shares of Class A Common Stock subject to options, and 190,476 shares of Class A Common Stock subject to RSUs, that are currently vested or will vest within 60 days following April 3, 2023.

(16)

Based on an amendment to Schedule 13D filed with the SEC on February 1, 2023 reporting ownership as of January 19, 2022 by RPIII Rainsanity LP, a Delaware limited partnership (Rainsanity), RPIII Rainsanity Co-Invest 1 LLC, a Delaware limited liability company (RPIII Co-Invest 1), RPIII Corp SPV Management LLC, a Delaware limited liability company (SPV Management), , RPIII Corp Aggregator LP, a Delaware limited partnership (Corp Aggregator); Raine Associates III Corp (AIV 2) GP LP, a Cayman Islands limited partnership (Raine Associates); Raine Management LLC, a Delaware limited liability company (Raine Management), The Raine Group LLC, a Delaware limited liability company (The Raine Group), and Raine Holdings LLC, a Delaware limited liability company (Raine Holdings). Rainsanity holds 33,553,362 shares and RPIII Co-Invest 1 holds 3,916,084 shares of Class A Common Stock. SPV Management is the general partner of Rainsanity. Corp Aggregator is the sole manager of SPV Management. Raine Associates is the general partner of Corp Aggregator and RPIII Co-Invest 1’s manager. Raine Management is the general partner of Raine Associates. Raine Group is the manager of Raine Management. Raine Holdings is the majority member of Raine Group. John Salter has assigned all rights, title, and interest in his grants of equity for his service as a director of the Issuer, to Raine Group or its affiliates. As a result, Raine Management may also be deemed to beneficially own 26,075 shares of Class A Common Stock and 190,476 shares of Class A Common Stock subject to RSUs that will vest within 60 days following April 3, 2023 held by Mr. Salter. Accordingly, each of Raine Group and Raine Holdings may be deemed to beneficially own the shares of Class A Common Stock underlying the securities held of record by Mr. Salter, each of Raine Associates and Raine Management may be deemed to beneficially own the shares of Class A Common

Stock held by Rainsanity and RPIII Co-Invest 1, and SPV Management and Corp Aggregator may be deemed to beneficially own the shares of Class A Common Stock held by Rainsanity. Each of these entities has expressly disclaimed beneficial ownership of the shares other than those shares held of record by such entity. The principal office and business address of each entity is 65 East 55th Street, 24th Floor, New York, NY 10022.
(17)	Based on information known as of December 31, 2022, which was Mr. Congdon’s last date of employment with us.

Equity Compensation Plan Information

The following table provides information as of December 31, 2022, with respect to the shares of the Company’s common stock that may be issued under the Company’s existing compensation plans.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(3)
Equity compensation plans approved by security holders	51,573,810	$2.65	20,962,363
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Totals	51,573,810	$2.65	20,962,363

(1)

Includes shares subject to outstanding awards granted under our 2021 Plan and 2020 Plan as of December 31, 2022, of which 48,414,625 shares are subject to outstanding options and 3,159,185 shares are subject to outstanding RSUs. As of December 31, 2022, no rights to purchase our common stock had been granted under the ESPP.

(2)

The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding RSUs, which have no exercise price.

(3)

Includes 14,822,267 shares available for future issuance under our 2021 Plan and 6,140,096 shares available for future issuance under our ESPP. No additional awards will be granted under the 2020 Plan and, as a result, no shares remain available for issuance for new awards under the 2020 Plan.

The number of shares available for issuance under the 2021 Plan will be annually increased on January 1 of each calendar year (beginning in 2022 and ending in 2031) by an amount equal to the lesser of (i) 5% of the total number of shares of Class A and Class X Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by our Board.

The number of shares available for issuance under the ESPP will be annually increased on January 1 of each calendar year (beginning in 2022 and ending in 2031) by an amount equal to the lesser of (i) 1% of the aggregate number of shares of Class A Common Stock and Class X Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by our Board.

Item 13. Certain Relationships and Related Transactions, and Director Independence.

Certain Relationships and Related Transactions

Since January 1, 2022, there has not been, nor is there any proposed transaction in which we were or will be a party or in which we were or will be a participant, involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements and other agreements and transactions which are described in “Compensation Discussion and Analysis” section in Item 14 of Part III of this Amendment and the transactions described below.

Legal Services with Cozen O’Connor

Michael Heller, a minority shareholder and member of the Board of Directors is also a shareholder and Chief Executive Officer of a law firm, Cozen O’Connor P.C., that provides legal services to the Company. Total payments to Cozen O’Connor were $1.3 million during the year ended December 31, 2022. The Company’s accounts payable related to the firm was $0.1 million as of December 31, 2022.

Payments under Royalty Agreement

The Company has a royalty agreement with a company related to Carl Daikeler, our controlling stockholder, Chairman and CEO. The company related to Mr. Daikeler assisted us with the development of several products and and receives royalties based on the sales of these products. Total payments to the company related to Mr. Daikeler were approximately $0.5 million for the year ended December 31, 2022. As of December 31, 2022, $0.2 million was due to the company related to Mr. Daikeler pursuant to the royalty agreement.

Payments to Raine

In connection with the consummation of the Financing Agreement in August 2022, the Company paid Raine an advisory fee of $1 million. John Salter, a member of the Board of Directors, is a Managing Director of Raine. There were no amounts due to Rain as of December 31, 2022.

Indemnification agreements

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements, our Charter and our Bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors and officers.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Policies and procedures for related party transactions

We have adopted a related-party transaction policy setting forth the policies and procedures for the review and approval or ratification of transactions involving us and “related persons.” For the purposes of this policy, “related persons” includes our executive officers and directors or their immediate family members, stockholders owning five percent or more of our outstanding Common Stock and their immediate family members and entities in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent or greater beneficial ownership interest.

The policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated party and the extent of the related person’s interest in the transaction. All related-party transactions may only be consummated if our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

Director Independence

NYSE listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of our Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board has considered information provided by the directors and management with regard to the business and personal activities, relationships and related party transactions of each director. Our Board has determined that Mmes. Conlin, Frank and Lundy and Messrs. Heller, Mayer and Van de Bunt are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Controlled Company Exemption

Carl Daikeler, our Chairman and CEO, beneficially owns 94.6% of the Company’s Class X Common Stock and controls a majority of the voting power of all outstanding capital stock of the Company. As a result, the Board has determined the Company is a “controlled company” within the meaning of corporate governance standards of the NYSE. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that its board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. We have elected to take advantage of the exemptions pertaining to the independence of our Board’s Nominating and Corporate Governance Committee (the “Nominating Committee”). If we cease to be a “controlled company” and our shares continue to be listed on the NYSE, we will be required to comply with all applicable NYSE corporate governance standards and, depending on the Board’s independence determination with respect to its then-current directors, we may be required to add additional directors to the Board in order to achieve such compliance within the applicable transition periods.

Item 14. Principal Accounting Fees and Services.

Independent Registered Public Accounting Firm Fees

The following table presents the fees for professional audit services rendered by Ernst & Young LLP and fees billed for other services rendered by Ernst & Young LLP for the years ended December 31, 2022 and 2021. All fees paid to Ernst & Young LLP for the periods presented were pre-approved by the Audit Committee.

	2022	2021
Audit Fees (1)	$3,325,000	$3,930,000
Audit Related Fees (2)	25,000	744,000
Tax Fees (3)	377,000	369,000
All Other Fees	—	—

Total	$3,727,000	$5,043,000

(1)

Audit Fees consist of fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; review of S-1s, comfort letters, consents, and assistance with and review of other documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).

(2)	Audit Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements but not listed as “Audit Fees.”
(3)	Tax Fees consist of fees for tax compliance and permissible tax consulting services.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee is responsible for retaining our independent registered public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services. The Audit Committee’s specific responsibilities are set forth in its charter. The Audit Committee reviews its charter at least annually. One hundred percent of all audit and non-audit services performed by the independent registered public accounting firm during 2022 were pre-approved by the Audit Committee prior to the commencement of such services. All non-audit services were reviewed by the Audit Committee, and the Audit Committee concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

PART IV

Item 15. Exhibits, Financial Statement Schedules.

The following documents are filed as part of this Annual Report on Form 10-K:

(a)1. Financial Statements

(a)2. Financial Statement Schedules

No financial statement or supplemental data is filed with this Amendment. See Index to Financial Statements and Supplemental Data of the Original 10-K.

(a)3. Exhibits

The exhibits required to be filed by Item 15 are set forth in, and filed with or incorporated by reference in, the “Exhibit Index” of the Original 10-K. The attached list of exhibits in the “Exhibit Index” sets forth the additional exhibits required to be filed with this Amendment and is incorporated herein by reference in response to this item.

Exhibit		Incorporated by Reference				Filed or Furnished herewith
		Form	Exhibit	Filing Date	File No.

31.3	Certification of Chief Executive Officer pursuant to Rule 13a-14(a)					*

31.4	Certification of Chief Financial Officer pursuant to Rule 13a-14(a)					*

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Amendment No. 1 to its Annual Report on Form 10-K to be signed on its behalf by the undersigned, thereunto duly authorized.

THE BEACHBODY COMPANY, INC.

Date: April 28, 2023	By:	/s/ Marc Suidan
Marc Suidan
Chief Financial Officer

Exhibit 31.3

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Carl Daikeler, certify that:

1.	I have reviewed this Amendment No. 1 to the Annual Report on Form 10-K of The Beachbody Company, Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: April 28, 2023	By:	/s/ Carl Daikeler
Carl Daikeler
Chief Executive Officer (Principal Executive Officer)

Exhibit 31.4

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Marc Suidan, certify that:

1.	I have reviewed this Amendment No. 1 to the Annual Report on Form 10-K of The Beachbody Company, Inc.; and

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: April 28, 2023	By:	/s/ Marc Suidan
Marc Suidan
Chief Financial Officer (Principal Financial and Accounting Officer)